                                                                     EXHIBIT 2.1

================================================================================

                       STOCK PURCHASE AND SALE AGREEMENT


                                     among


                        DAILEY PETROLEUM SERVICES CORP.,


                       AIR DRILLING INTERNATIONAL, INC.,


              THE SHAREHOLDERS OF AIR DRILLING INTERNATIONAL, INC.


                                      and


                         THE PREFERRED SHAREHOLDERS OF
                          AIR DRILLING SERVICES, INC.



                               DATED: May 8, 1997


================================================================================

                               TABLE OF CONTENTS


                                                                                     Page No.
                                                                                     --------
                                         ARTICLE I

                                PURCHASE AND SALE OF SHARES;
                              CANCELLATION OF OPTIONS; CLOSING

1.1     Purchase and Sale of Shares; Tax Allocation.   . . . . . . . . . . . . . . . .    2
1.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.3     Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

                                         ARTICLE II

                            REPRESENTATIONS AND WARRANTIES OF THE
                                COMPANY AND THE SHAREHOLDERS

2.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . .    9
2.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.3     Authority; No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
2.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.5     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
2.6     Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
2.7     Tangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
2.8     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
2.9     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
2.10    Company Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
2.11    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
2.12    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
2.13    Compliance with Certain Legal Requirements; Governmental Authorizations  . . .   22
2.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
2.15    Absence of Certain Changes or Effects  . . . . . . . . . . . . . . . . . . . .   23
2.16    Contracts; Leases; Absence of Certain Practices  . . . . . . . . . . . . . . .   24
2.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
2.18    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
2.19    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
2.20    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
2.21    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
2.22    Effect of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
2.23    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

                                                                                     Page No.
                                                                                     --------
2.24    Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
2.25    Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.26    Authority, No Conflict, Foreign Status . . . . . . . . . . . . . . . . . . . .  32

                                       ARTICLE III

                           REPRESENTATIONS AND WARRANTIES OF BUYER

3.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . .  34
3.2     Authority; No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
3.3     Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.4     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.5     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.6     Governmental Filings, Consents . . . . . . . . . . . . . . . . . . . . . . . .  35

                                         ARTICLE IV

                               COVENANTS OF THE SHAREHOLDERS
                                       AND THE COMPANY

4.1     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
4.2     Operation of the Business  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
4.3     Conduct of Business of the Company . . . . . . . . . . . . . . . . . . . . . .  37
4.4     Third-Party Consents; FTC Notification . . . . . . . . . . . . . . . . . . . .  39
4.5     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.6     No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.7     Phase II Environmental Studies . . . . . . . . . . . . . . . . . . . . . . . .  40

                                         ARTICLE V

                                      OTHER COVENANTS

5.1     Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.2     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
5.3     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
5.4     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
5.5     Non-competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
5.6     Inability to Obtain Financing  . . . . . . . . . . . . . . . . . . . . . . . .  45
5.7     Melodi Lane Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.8     FIRPTA Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                                                     Page No.
                                                                                     --------
                                         ARTICLE VI

                                   CONDITIONS PRECEDENT TO
                                OBLIGATIONS OF BUYER TO CLOSE

6.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.3     No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.4     No Prohibition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.5     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.6     Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.7     Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.8     Non-Foreign Person Affidavit . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.9     Tax Sharing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.10    FTC Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.11    Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.12    Shareholders' Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.13    Melodi Lane Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.14    Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                         ARTICLE VII

                                 CONDITIONS PRECEDENT TO THE
                                 COMPANY'S, AND SHAREHOLDERS'
                                      OBLIGATION TO CLOSE

7.1     Accuracy of representations  . . . . . . . . . . . . . . . . . . . . . . . . .  48
7.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
7.3     No Prohibition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
7.4     Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
7.5     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
7.6     FTC Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.7     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.8     No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.9     Melodi Lane Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.10    Arnold Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.11    Malhotra Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.12    Closing Date Retired Debt  . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                                                     Page No.
                                                                                     --------
                                         ARTICLE VIII

                                         TERMINATION

8.1     Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
8.2     Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                         ARTICLE IX

                                   INDEMNIFICATION; REMEDIES

9.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.2     Indemnification and Reimbursement by the Shareholders. . . . . . . . . . . . .  51
9.3     Indemnification and Reimbursement by Buyer . . . . . . . . . . . . . . . . . .  53
9.4     Termination of Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  54
9.5     Procedure for Indemnification; Deferred Consideration Set-Off  . . . . . . . .  54
9.6     Limitations on Amount of Liability . . . . . . . . . . . . . . . . . . . . . .  56
9.7     General Limitations on Liability . . . . . . . . . . . . . . . . . . . . . . .  56

                                         ARTICLE X

                                     GENERAL PROVISIONS

10.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
10.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
10.3    Jurisdiction; Service of Process . . . . . . . . . . . . . . . . . . . . . . .  57
10.4    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
10.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
10.6    Entire Agreement and Modification  . . . . . . . . . . . . . . . . . . . . . .  58
10.7    Assignments, Successors, and No Third-Party Rights . . . . . . . . . . . . . .  58
10.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
10.9    Section Headings; Construction . . . . . . . . . . . . . . . . . . . . . . . .  59
10.10   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
10.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
10.12   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                    EXHIBITS


Exhibit A   --  Form of Escrow Agreement

Exhibit B   --  Form of Employment Agreement

Exhibit C   --  Form of Opinion of Counsel to Company and Shareholders

Exhibit D   --  Form of Opinion of Counsel to Buyer

Exhibit E   --  Form of Shareholders' Release

Exhibit F   --  Form of Amendment to Melodi Lane Lease

                                   SCHEDULES


Schedule 1.1(a)                    --       Capitalization, List of
                                            Shareholders, Flow of Funds,
                                            Allocation of Cash Consideration,
                                            Escrow Amount and Stock
                                            Consideration

Schedule 1.1(b)                    --       Allocation of Purchase Price

Schedule 1.1(c)                    --       Management Debt

Schedule 2.1(a)                    --       Jurisdiction of Incorporation and
                                            Jurisdictions where Qualified to do
                                            Business

Schedule 2.1(b)                    --       Partnership, Joint Venture and
                                            Acquisition Agreements

Schedule 2.3(b)                    --       Conflicts, Breaches, Defaults, etc.

Schedule 2.3(c)                    --       Required Notice or Consent

Schedule 2.4(a)                    --       Financial Statements

Schedule 2.4(c)                    --       Liabilities or Obligations in
                                            Excess of $25,000.00

Schedule 2.5                       --       Inventory

Schedule 2.7                       --       Tangible Property

Schedule 2.9                       --       Real Property

Schedule 2.10                      --       Defects in Company Equipment

Schedule 2.11(a)                   --       Taxes and Tax Returns Not Timely
                                            Paid or Filed

Schedule 2.11(d)                   --       Other Tax Matters

Schedule 2.11(e)                   --       Jurisdictions Where Tax Returns are
                                            Filed

Schedule 2.12(b)                   --       Employee Benefits

Schedule 2.12(g)                   --       Post-Employment Obligations

Schedule 2.12(h)                   --       Effect of Transaction

Schedule 2.12(k)                   --       Company Benefit Plans and Employee
                                            Agreements

Schedule 2.12(l)                   --       Severance Payments

Schedule 2.13(a)                   --       Exceptions to Compliance with
                                            Legal Requirements

Schedule 2.13(b)                   --       Government Authorizations

Schedule 2.14                      --       Litigation

Schedule 2.15                      --       Changes or Effects since December
                                            31, 1996

Schedule 2.16(a)                   --       List of Material Contracts

Schedule 2.16(c)                   --       Closing Date Retired Debt Subject
                                            to Prepayment Penalties

Schedule 2.17                      --       Insurance

Schedule 2.18                      --       Environmental Matters

Schedule 2.19                      --       Company Brokers or Finders Fees

Schedule 2.20                      --       Labor Matters

Schedule 2.21(a)                   --       Intellectual Property

Schedule 2.22                      --       Effect of Transaction

Schedule 2.24                      --       Supplier Matters

Schedule 2.25                      --       Customer Matters

Schedule 2.26(e)                   --       Shareholder Conflicts

Schedule 2.26(f)                   --       Notices and Consents

Schedule 2.26(g)                   --       Foreign Persons

Schedule 3.2                       --       Conflicts

Schedule 3.4                       --       Buyer's Brokers or Finders Fees

Schedule 3.6                       --       Governmental Filings

Schedule 4.3(xi)                   --       Capital Expenditures

Schedule 5.1(c)                    --       Closing Date Retired Debt

Schedule 6.6                       --       Persons Delivering Employment
                                            Agreements

Schedule 10.2                      --       Addresses for Shareholder Notices

                             INDEX OF DEFINED TERMS


Definition                                             Section
----------                                             -------
Act                                                    4.4
ADS                                                    Preamble
Agreement                                              Preamble
Arbitration Act                                        9.5(b)
Arnold Guaranty                                        1.2(f)
Articles                                               10.12
Balance Sheet                                          2.4(a)
Banc One                                               Preamble
Basket                                                 9.6
Basket Amount                                          9.6
Benefit Plan                                           2.12(a)(i)
Borrowing                                              5.1(c)
business day                                           9.5(a)
Buyer                                                  Preamble
Buyer Indemnitee                                       9.2(a)
Capital Stock                                          Preamble
Cash Consideration                                     1.1(a)
Claim                                                  9.5(b)
CERCLA                                                 2.18(a)(ii)
Clean Phase II Event                                   4.7
Closing                                                1.2(a)
Closing Balance Sheet                                  1.3(a)
Closing Date                                           1.2(a)
Closing Date Retired Debt                              5.1(c)
Code                                                   2.12(a)(ii)
Commission                                             5.1(d)
Common Stock                                           2.2(a)
Company                                                Preamble
Company Auditors                                       5.1(d)
Company Benefit Plan                                   2.12(a)(iii)
Company Property                                       2.9
Company's Business                                     5.5(a)
Contemplated Transactions                              Preamble
Contract                                               2.16(a)
Covered Property                                       2.18(b)(i)
Damages                                                9.2(b)
Department                                             2.12(a)(iv)
Employee                                               2.12(a)(v)

Employee Agreement                                     2.12(a)(vi)
Employment Agreement                                   1.2(b)(2)(f)
Encumbrance                                            2.3(b)(v)
Ending Date                                            5.5(a)
Environmental Conditions                               2.18(a)(i)
Environmental Consultant                               4.7
Environmental Laws                                     2.18(a)(ii)
Environmental Liabilities                              2.18(a)(iii)
Environmental Permits                                  2.18(a)(iv)
ERISA                                                  2.12(a)(vii)
ERISA Affiliate                                        2.12(a)(viii)
Escrow Agent                                           1.1(a)
Escrow Agreement                                       1.1(a)
Escrow Amount                                          1.1(a)
Escrow Funds                                           5.5(i)
Exchange Act                                           5.1(d)
Exhibits                                               10.12
Financial Statements                                   2.4(a)
FTC                                                    4.4
GAAP                                                   1.3(a)
Governmental Authorization                             2.3(b)(iii)
Governmental Body                                      2.3(b)(ii)
Hazardous Substances                                   2.18(a)(v)
HMO                                                    2.12(j)
Income Taxes                                           2.11(d)(v)
Income Tax Liability/Liability for
     Taxes/Tax Liability                               2.11(c)
Indemnified Party                                      9.5(a)
Indemnifying Party                                     9.5(a)
Individual Shareholder                                 2.26(a)
Intellectual Property                                  2.21(c)
IRS                                                    2.12(a)(ix)
Joint Firm                                             1.3(b)
Justice Department                                     4.4
Lease Amendment                                        1.2(d)
Leased Property and Leased Properties                  2.9
Legal Requirement                                      2.3(b)(ii)
Malhotra Blocked Investment Account                    1.2(f)
Management Debt                                        1.1(c)
Material Adverse Change                                2.15
Material Adverse Effect                                2.1(a)
Material Contract                                      2.16(a)
Multiemployer Plan                                     2.12(a)(x)

Noncompetition Area                                    5.5(a)
Noncompetition Period                                  5.5(a)
Options                                                Preamble
Optionholder                                           2.15
Order                                                  2.3(b)(ii)
Owned Property and Owned Properties                    2.9
PBGC                                                   2.12(a)(xi)
Pension Plan                                           2.12(a)(xii)
Permitted Liens                                        2.7(a)
Phase II Environmental Assessment                      4.7
Preferred Purchase Price                               1.1(a)
Preferred Shareholders                                 Preamble
Preferred Stock                                        Preamble
Purchase Price                                         1.1(a)
Resolution Period                                      9.5(b)
Sales Proposals                                        4.6
Schedules                                              10.12
Sections                                               10.12
Securities Act                                         2.2(b)
Shareholders                                           Preamble
Shareholders' Release                                  6.12
Shares                                                 Preamble
Straddle Period                                        9.2(a)(iii)(B)
Subsidiary or Subsidiaries                             2.1(a)
Taxes                                                  2.11(a)(ii)
Tax Returns                                            2.11(a)(i)
Termination Date                                       5.5(a)
Third-Party Claim                                      9.5(b)
Trade Secrets                                          2.21(b)
Transaction Documents                                  9.7
Unclean Event                                          4.7
Welfare Plan                                           2.12(a)(xiii)
Wind River                                             2.26(b)

         STOCK PURCHASE AND SALE AGREEMENT, dated as of May 8, 1997 (this "Agreement"), by and among DAILEY PETROLEUM SERVICES CORP., a Delaware corporation (the "Buyer"), AIR DRILLING INTERNATIONAL, INC., a Delaware corporation (the "Company"), and the shareholders of the Company and the preferred shareholders of Air Drilling Services, Inc., a Wyoming corporation ("ADS"), listed on Schedule 1.1(a) hereto (collectively, such shareholders and preferred shareholders, the "Shareholders").


                              W I T N E S S E T H


         WHEREAS, the Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of the Company (the "Capital Stock") and all securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings (collectively "Options") to purchase or acquire shares of Capital Stock or capital stock of the Subsidiaries (as defined herein);

         WHEREAS, Banc One Capital Partners L.P. ("Banc One") and First Commerce Capital, Inc. (together with Banc One, the "Preferred Shareholders") own all of the issued and outstanding Series A Preferred Stock, $.01 par value (the "Preferred Stock"), of ADS;

         WHEREAS, the Shareholders desire to sell the Shares and Options to the Buyer and Buyer desires to purchase the Shares and Options from the Shareholders on the terms and subject to the conditions set forth herein;

         WHEREAS, the Preferred Shareholders desire to sell the Preferred Stock to Buyer and Buyer desires to purchase the Preferred Stock from the Preferred Shareholders on the terms and subject to the conditions set forth herein;

         WHEREAS, in connection with the transactions contemplated hereby (the "Contemplated Transactions"), Buyer desires to protect the goodwill of the Company to be purchased pursuant hereto by requiring the Shareholders to enter into the non-competition provisions hereof that are ancillary to this Agreement;

         NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto, intending to be legally bound, hereby agrees as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES;
                        CANCELLATION OF OPTIONS; CLOSING

         1.1 Purchase and Sale of Shares; Tax Allocation. In reliance upon the representations and warranties and subject to the terms and conditions of this Agreement, each Shareholder hereby agrees to sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from each Shareholder, at the Closing, the Shares and Options for the Purchase Price (as hereinafter defined) and agrees to purchase from the Preferred Shareholders, at the Closing, the Preferred Stock for the Preferred Purchase Price (as hereinafter defined).

                 (a) In reliance upon the representations and warranties and subject to the terms and conditions of this Agreement, the consideration to be paid by Buyer to the Shareholders, subject to adjustment as set forth herein, shall be an aggregate amount of (i) $24,400,000 (the "Cash Consideration"), subject to adjustment as set forth in Section 1.1(c) below, to be paid to the Shareholders in accordance with the provisions and instructions as set forth on Schedule 1.1(a); (ii) $3,000,000 (the "Escrow Amount" and together with the Cash Consideration, the "Purchase Price") to be placed in escrow on behalf of the Shareholders with Wells Fargo Bank--Texas, N.A., Houston branch or such other third party agreed to by the parties hereto, as escrow agent (the "Escrow Agent"), pursuant to that certain Escrow Agreement in the form attached hereto as Exhibit A, with such changes thereto as the Escrow Agent shall reasonably request and be agreed to by the parties thereto (the "Escrow Agreement"). In addition, in reliance upon the representations and warranties and subject to the terms and conditions of this Agreement, the consideration to be paid by Buyer to the Preferred Shareholders shall be an aggregate amount of $1,552,500 plus accrued and unpaid dividends as of the Closing Date (the "Preferred Purchase Price"). Notwithstanding the foregoing, in the event a Clean Phase II Event (as defined in Section 4.7) occurs prior to the Closing, the Cash Consideration shall be increased by $1,000,000 and the Escrow Amount shall be decreased by $1,000,000.

                 (b) For federal, state and local tax purposes and for all financial accounting and reporting purposes (except to the extent required by generally accepted accounting principles), the parties shall allocate (and make all reports and filings consistent with respect thereto) the Purchase Price and the Preferred Purchase Price to the Shares, Preferred Shares, Options and the non-competition agreements by the Shareholders as set forth on Schedule 1.1(b).

                 (c) In the event the amount of the Closing Date Retired Debt (as defined in Section 5.1(c) hereof) as of the Closing Date less one-half of all dividends on the Preferred Stock that have been paid as PIK dividends or are accrued and unpaid as of the Closing Date less one-half of the accrued and unpaid interest as of the Closing Date on the debt listed on Schedule 1.1(c) (the "Management Debt") less all amounts set forth on Schedule 4.3(xi) or other expenditures for capital expenditures approved by Buyer in writing prior to the Closing Date is less than $18,000,000, the Cash Consideration shall be increased by an amount equal to the difference between such amounts, which difference shall be distributed to the Shareholders in accordance with the percentages set forth on Schedule 1.1(a). Similarly, in the event the Closing Date Retired Debt on the Closing Date less one-half of all dividends on the Preferred Stock that have been paid as PIK dividends or are accrued and unpaid as of the Closing Date less one-half of the accrued and unpaid interest as of the Closing Date on the Management Debt less all amounts set forth on
Schedule 4.3(xi) or other expenditures for capital expenditures approved by Buyer in writing prior to the Closing Date exceeds $18,000,000, the Cash Consideration shall be reduced by an amount equal to the difference between such amounts and shall be deducted from the amounts paid to the Shareholders in accordance with the percentages set forth on Schedule 1.1(a).

         1.2     Closing.

                 (a) Unless this Agreement is sooner terminated as provided in Article VIII below, the closing of the Contemplated Transactions (the "Closing") will take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, 51st Floor, Houston, Texas 77010, at 10:00 A.M. on the date that is no more than four business days after the date on which the conditions specified in Articles VI and VII of this Agreement shall have been satisfied or waived or at such other time, date or place as may be mutually agreed by the parties hereto. The date on which the Closing occurs is herein referred to as the "Closing Date".

                 (b)      At the Closing:

                          (i) Each Shareholder shall deliver to Buyer an original stock certificate or stock certificates duly endorsed in blank, accompanied by a stock power or stock powers duly endorsed in blank, representing the Shares owned by such Shareholder, and an original warrant or option agreement or warrant or option agreements, accompanied by a duly executed assignment agreement in a form reasonably satisfactory to Buyer, representing the Options owned by such shareholder, accompanied in each case by any required transfer tax stamps, together with those documents referred to in clause (iii) of this Section 1.2(b); and shall cause the Company to deliver to Buyer those documents referred to in clause (ii) of this Section 1.2(b), against delivery by Buyer of the Cash Consideration to the Shareholders, of the Escrow Amount to the Escrow Agent and of those documents, as applicable, referred to in Sections 1.2(c)(i)(A) and 1.2(c)(ii) to the Shareholders. Each Preferred Shareholder shall deliver to Buyer an original preferred stock certificate duly endorsed in blank, accompanied by a stock power or stock powers duly endorsed in blank, representing the Preferred Shares owned by such Preferred Shareholder, accompanied in each case by any required transfer stamps, together with those documents referred to in clause (iii) of this
         Section 1.2(b), against delivery by the Buyer of the Preferred Purchase Price.

                          (ii) The Company shall deliver to Buyer those documents required to be delivered to Buyer pursuant to the terms of this Agreement, including, without limitation, the following documents:

                                  (A)      Evidence satisfactory to Buyer in
                 its sole discretion of the payment in full and satisfaction and termination of all obligations of the Company with respect to:

                                        1.      The Securities Purchase
                          Agreement dated December 31, 1996 (identified on
                          Schedule 2.3(e)) (including applicable release);

                                        2.      Pay-off Letter, Release of
                          Liens and Cancelled Note relating to Promissory Note to Southern Pacific Thrift and Loan Association;

                                        3.      Pay-off Letter, Release of
                          Liens and Security Interests, UCC-3 termination statements relating to Newcourt Loan and Security Agreement;

                                        4.      Release of Security Interests
                          of Banc One identified on Schedule 2.9 as Collateral Agent under the Securities Purchase Agreement dated December 31, 1996;

                                        5.      Management Services Agreement
                          dated December 31, 1996, between Air Drilling Services, Inc. and Quest Capital Corp.;

                                        6.      Subordinated Promissory Note
                          dated December 31, 1996, by Air Drilling
                          International, Inc. to Chaman Malhotra, Tommy Ramsay, Mark Gerner and The James Brodie Pugh Revocable Trust in the principal amount of $750,000, and applicable pay-off letter;

                                        7.      Subordinated Promissory Note by
                          Air Drilling Services dated December 31, 1996, to Chaman Malhotra in the principal amount of $712,626, and applicable pay-off letter;

                                        8.      Subordinated Promissory Note by
                          Air Drilling Services to Quest Capital Corp. dated December 31, 1996, in the original principal amount of $663,205, and applicable pay-off letter;

                                        9.      Promissory Notes in aggregate
                          of $4,000,000 dated December 31, 1996, from Air Drilling Services, Inc. to Banc One and First Commerce, and applicable pay-off letter, release of liens and UCC-3 termination statements;

                                        10.     If Buyer elects to repay the
                          Wells Fargo Bank, N.A., debt, a pay-off letter, UCC termination statements, and release of liens relating to such date.

                                  (B)      Certificates of existence and good
                 standing and payment of franchise taxes in the jurisdictions of incorporation with respect to the Company and the Subsidiaries (as defined in Section 2.1(a)). Certificates of good standing as a foreign corporation and payment of franchise taxes for the Company and each Subsidiary, as applicable, from the states and other jurisdictions in which the Company or a Subsidiary is qualified to do business as a foreign corporation. Each of such certificates shall be certified by the Secretary of State or other applicable governmental party of the applicable state or other jurisdiction and shall be dated within fifteen (15) days of the Closing Date, together with a confirming telegram or facsimile as to the Company as of a date within two (2) days of the Closing Date; provided however, the certificates relating to Air Drilling Services--France and Air Drilling Services--de Venezuela may be dated on or after December 31, 1996;

                                  (C)      A copy of the charter documents,
                 long form, with attachments, certified by the Secretary of State or similar authority of the jurisdiction of incorporation, as to the Company and each Subsidiary, as of a date within fifteen (15) days of the Closing Date; provided however, the charter documents relating to Air Drilling Services--France and Air Drilling Services--de Venezuela may be dated on or after December 31, 1996;

                                  (D) Minute books, corporate seals, stock records, transfer ledgers, books of accounts and all other financial, production, operating business and tax records of the Company and the Subsidiaries;

                                  (E)      Duly signed resignations of such
                 officers, directors and fiduciaries of the Company as Buyer shall have designated by written notice prior to the Closing Date, or of all of such persons in the absence of such designation;

                                  (F)      The Employment Agreements in the
                 form attached as Exhibit B (the "Employment Agreements") as required by Section 6.6 hereof; and

                                  (G)      A certified copy of the Company's
                 and each Subsidiary's bylaws, a certified copy of resolutions duly adopted by the Board of Directors of the Company approving this Agreement and the transactions contemplated herein and a certificate of the Secretary of the Company and each Subsidiary as to incumbency and as to no changes to the constituent documents of the Company and each Subsidiary;

                                  (H)      Such keys, lock and safe
                 combinations and other similar items as Buyer shall require to obtain full occupation and control of the assets and properties of the Company.

                                  (I) A certificate dated the Closing Date of the Company as to the fulfillment of the conditions of
                 Section 6.1 and 6.2 hereof, which certificate shall relate only to the representations, warranties and covenants made by the Company under this Agreement;

                          (iii) The Shareholders shall deliver to Buyer those documents required to be delivered to Buyer pursuant to the terms of this Agreement, including, without limitation, the following documents:

                                  (A)      A duly executed Escrow Agreement;

                                  (B) A certificate dated the Closing Date of each Shareholder as to the fulfillment of the conditions of
                 Section 6.1 and 6.2 hereof, which certificate shall relate only to the representations, warranties and covenants made by such Shareholder under this Agreement;

                                  (C)       A certificate dated the Closing
                 Date of the Shareholders as to the accuracy of the information set forth in Schedule 1.1(a);

                                  (D)      Stock certificates in negotiable
                 form as required by Section 1.2(b)(i) hereof, including documentary stamps, if required, together with the Options currently owned by them and duly executed assignments of such Options or cancellations thereof;

                                  (E) A certified copy of resolutions duly adopted by the Board of Directors or similar governing entity of each corporate and limited liability company shareholder, approving this Agreement and the transactions contemplated herein and a certificate of the Secretary of such Shareholder as to incumbency and as to the constituent documents of such Shareholder;

                                  (F)      An opinion of counsel or counsels
                 for the Company and the Shareholders, as required by Section
                 6.7 hereof; and

                                  (G) The Shareholders Release (as defined in Section 6.12(a)).

                          (iv) The Company agrees, at the option of Buyer, to effect cancellation of the insurance policies referred to in
         Section 2.17 hereof upon the Closing Date and authorize the rebate and/or refund to the Company of any unexpired or unearned premiums attributable to the Company; provided, however, that the individual insured shall be given the right to purchase any such policy if the Buyer elects to terminate it.

                 (c)      At the Closing:

                          (i)     Buyer shall pay by wire transfer:

                                  (A)      The Cash Consideration to the
                 Shareholders, as set forth on Schedule 1.1(a),

                                  (B)      The additional amounts required to
                 extinguish the Closing Date Retired Debt (as defined in
                 Section 5.1(c)) (other than the debt to Wells Fargo Bank, N.A., which may be repaid at the option of the Buyer and other than the Preferred Purchase Price which shall be paid pursuant to (C) below);

                                  (C)      The Preferred Purchase Price to the
                 Preferred Shareholders as set forth on Schedule 1.1(a).

                          (ii) Buyer shall deliver or cause to be delivered to Shareholders those documents required to be delivered to Shareholders pursuant to the terms of this Agreement, including, without limitation, the following documents:

                                  (A)      a duly executed Escrow Agreement;

                                  (B) a certificate dated the Closing Date as to the fulfillment of the conditions set forth in Sections
                 7.1 and 7.2 hereof;

                                  (C)      A certificate of existence and good
                 standing and payment of franchise taxes in the State of Delaware, dated within fifteen (15) days of the Closing Date, together with a confirming telegram or facsimile as of a date within two days of the Closing Date;

                                  (D) A certified copy of resolutions duly adopted by the Board of Directors of Buyer, approving this Agreement and the transactions contemplated herein; and

                                  (E)      An opinion of Fulbright & Jaworski
                 L.L.P., counsel for Buyer, as required by Section 7.4 hereof.

                             (iii)         Buyer shall deliver the Escrow
         Amount to the Escrow Agent.

                 (d) At the Closing, the Buyer, the Shareholders and the Escrow Agent shall execute the Escrow Agreement and the Company and Melodi Lane Investments, L.L.C., shall execute the Amendment to the Melodi Lane Lease in the form attached hereto as Exhibit F (the "Lease Amendment").

                 (e) At the Closing, each of the parties shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, to the other parties such other certificates, documents and opinions required to be delivered by such party hereunder.

                 (f) At or prior to the Closing, Wells Fargo Bank, N.A., shall have released the Guaranty of H. Ross Arnold III (the "Arnold Guaranty") and the Blocked Investment Account of Chaman Malhotra ("Malhotra Blocked Investment Account").

         1.3     Closing Balance Sheet.

                 (a) Within 60 business days of the Closing Date, the Buyer shall cause the Company to prepare a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet"), which Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and in accordance with the Company's past practices.

                 (b) Buyer and the Shareholders shall have the right to review the Closing Balance Sheet and all work papers and accounting procedures relating thereto. Buyer and the Shareholders shall complete their review of the Closing Balance Sheet within thirty (30) days after the Closing

Balance Sheet has been made available to Buyer and the Shareholders. If Buyer and the Shareholders are of the view that any adjustment should be made to the Closing Balance Sheet in order for the Closing Balance Sheet to be prepared in accordance with the requirements set forth in Section 1.3(a), Buyer or the Shareholders shall give the Company and the Shareholders or Buyer, as applicable, written notice of such adjustments. If no such notice is given within thirty (30) days after the Closing Balance Sheet has been made available to Buyer and Shareholders, Buyer and the Shareholders shall be deemed to have accepted the Closing Balance Sheet without adjustment. If the Company, the Buyer and the Shareholders agree with any of the adjustments proposed by Buyer or the Shareholders, such adjustments shall be made to the Closing Balance Sheet. If there are any proposed adjustments that are disputed by the Company, the Buyer or the Shareholders, then the Buyer, the Company and the Shareholders shall negotiate in good faith to resolve all disputed adjustments. If, after a period of thirty (30) days following the date on which Buyer or the Shareholders give the Company such notice, the Buyer and the Shareholders written notice of any proposed adjustments, any such adjustments still remain disputed, then the Shareholders and the Buyer shall jointly select the accounting firm of Arthur Andersen & Co., Dallas office (the "Joint Firm"), to resolve any remaining disputed adjustments, and the decision of the Joint Firm shall be final and binding on the parties hereto. The fees and disbursements of the Joint Firm shall be borne equally by the Shareholders and the Buyer.
The parties hereto shall use their best efforts to cause the Joint Firm to resolve any such remaining disputed adjustments as promptly as possible.

                 (c) After the Closing Balance Sheet has been prepared and any related adjustments thereto have been calculated and agreed to pursuant to
Section 1.3(a) and Section 1.3(b), all adjustments, if any, so agreed to with respect to the Closing Balance Sheet shall be made. The Closing Balance Sheet, as so revised by all such adjustments, if any, hereinafter shall be deemed the final Closing Balance Sheet.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY AND THE SHAREHOLDERS

         The Company and the Shareholders, except for Banc One and First Commerce, hereby jointly and severally represent and warrant to Buyer with respect to Sections 2.1 through 2.25 as follows:

         2.1     Organization and Good Standing.

                 (a) Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is specified in Schedule 2.1(a). Each of the Company and its Subsidiaries has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except for such franchises, licenses, permits, authorizations and approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the assets, properties, business, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect") or result in a loss, expense or liability to the Company or its Subsidiaries exceeding $10,000, individually or in the aggregate. Each of the Company and its

Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of all states and other jurisdictions listed beside its name in Schedule 2.1(a), which constitute all of the jurisdictions in which either the ownership, leasing, operation or use of the properties or assets owned or used by the Company or its Subsidiaries, or the nature of the activities conducted by the Company or its Subsidiaries, require such qualification, except such jurisdictions where the failure to so qualify would not, individually or in the aggregate, result in a loss, expense or liability to the Company or its Subsidiaries exceeding $10,000, individually or in the aggregate or have a Material Adverse Effect. The Company has previously made available to Buyer true and complete copies of the certificate or articles of incorporation and bylaws or other comparable organizational documents of the Company and its Subsidiaries as currently in effect. For purposes of this Agreement, the term "Subsidiary" means any corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, controlled, directly or indirectly through one or more intermediaries, or both, by the Company.

                 (b)      Except as completely and accurately set forth on
Schedule 2.1(b), neither the Company nor any Subsidiary has any Subsidiaries or is a party to any partnership or joint venture agreement or has any agreements of any nature to acquire, directly or indirectly, any shares in the capital of, or other equity or proprietary interest in, any person, firm or corporation, and neither the Company nor any Subsidiary has any agreements to acquire or lease any other business operations.

         2.2     Capitalization.

                 (a) The authorized capital stock of the Company consists of (i) 165,000 shares of common stock, $.01 par value per share (the "Common Stock"), of which 100,000 shares are issued and outstanding and beneficially owned by the persons, and in the amounts, completely and accurately set forth in Schedule 1.1(a), free of any liens, pledges, encumbrances, agreements or claims and (ii) no shares of Preferred Stock, and in such amounts, as completely and accurately set forth on Schedule 1.1(a) free of any liens, pledges, encumbrances, agreement or claims. The authorized capital stock of each Subsidiary is completely and accurately set forth in Schedule 1.1(a). Except for the Preferred Stock owned by the Preferred Shareholders, all shares of capital stock of each Subsidiary that are issued and outstanding are beneficially owned by the Company or another Subsidiary free of any liens, pledges, encumbrances, agreements or claims.

                 (b)      Except as completely and accurately set forth in
Schedule 1.1(b) or as completely and accurately set forth in paragraph (a), no shares of capital stock or other equity securities of the Company or its Subsidiaries are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company and its Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights. Except as completely and accurately set forth in Schedule 1.1(a), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote. Except as completely and accurately set forth in Schedule 1.1(a) or as completely and accurately set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue or to register any shares of capital stock of the Company or its Subsidiaries.
Except as completely and accurately set forth in Schedule 1.1(a), there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or its Subsidiaries and no payments, dividends or redemption rights in respect of any shares of capital stock of the Company or its Subsidiaries are accrued, due or payable. Except as completely and accurately set forth in Schedule 1.1(a), there are no agreements or arrangements pursuant to which the Company or its Subsidiaries is or could be required to register shares of Capital Stock or Options under the Securities Act of 1933 (the "Securities Act"), as amended, or other agreements or arrangements with or among any security holders of the Company or its Subsidiaries with respect to securities of the Company or its Subsidiaries.

         2.3     Authority; No Conflict.

                 (a) The Company has all requisite corporate right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                 (b)      Except as completely and accurately set forth in
Schedule 2.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of any of the Contemplated Transactions will not, directly or indirectly (with or without notice or the lapse of time):

                          (i) contravene, conflict with, or result in a violation or breach of or default under any provision, term or condition of the certificate or articles of incorporation, bylaws or other constituent documents of the Company or its Subsidiaries as the case may be;

                          (ii) contravene, conflict with, or result in a material violation or breach of or default except as would not involve an expense loss, cost to cure or other liability to the Company or its Subsidiaries exceeding $10,000 individually or in the aggregate under (with or without due notice or lapse of time, or both), require filing with or obtaining consent from any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority (a "Governmental Body") or other person or entity under, or give any Governmental Body or other person or entity the right to challenge any of the Contemplated

         Transactions or to exercise any remedy or obtain any relief in any such instance under, any applicable federal, state, or local law, ordinance, principle of common law, rule, regulation or statute, United States or foreign (a "Legal Requirement") or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or Governmental Body (an "Order") to which the Company or any Subsidiary as the case may be, is subject;

                          (iii) except as would not involve an expense, loss, cost to cure or other liability to the Company or its Subsidiaries exceeding $10,000 individually or in the aggregate, contravene, conflict with, or result in a material violation or breach of or default under (with or without due notice or lapse of time, or both) any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, modify, cancel, or terminate, any material consent, license, franchise, waiver, approval, authorization or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement (a "Governmental Authorization") that is held by the Company or any Subsidiary or that otherwise relates to the business and operations of the Company or any Subsidiary;

                          (iv) contravene, conflict with, or result in a material violation or breach of or default under (with or without due notice or lapse of time, or both) any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any consent under, or to cancel or terminate, any material agreement or contract involving more than $10,000 individually or in the aggregate, written or oral, to which the Company or any Subsidiary is a party; or

                          (v) result in the imposition or creation of any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or other encumbrance or right of others (each, an "Encumbrance") upon or with respect to any of the property or assets of the Company or any Subsidiary.

                 (c)      Except as completely and accurately set forth in
Schedule 2.3(c), none of the Company or its Subsidiaries, as applicable, is, or will be, required to give any notice to or obtain any consent from any person or entity in connection with the Contemplated Transactions.

         2.4     Financial Statements.

                 (a) Schedule 2.4(a) completely and accurately sets forth the (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1995 and 1996, respectively, and the audited combined statements of operations and cash flows of the Company and its Subsidiaries for the years ended December 31, 1994, and the audited consolidated statements of operations and cash flows for the year ended December 31, 1995 and 1996, respectively, together with the notes to such financial statements and (ii) the unaudited consolidated balance sheets of the

Company and its Subsidiaries as of January 31, 1997, and the unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the one-month period ended January 31, 1997, together with the notes to such financial statements (all the financial statements referred to in clauses (i) and (ii) of this paragraph (a), together with the applicable notes, collectively, the "Financial Statements"). The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1996, together with the notes thereto, are herein referred to as the "Balance Sheet".

                 (b) Each of the Financial Statements has been prepared in conformity with GAAP in all material respects and consistent with the Company's past practices and on that basis fairly presents in all material respects (subject, in the case of the unaudited statements, to the absence of footnotes and to normal, recurring year-end adjustments, which are not, and will not be, individually or in the aggregate, material to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole or do not exceed $25,000 individually or in the aggregate), as of the respective dates thereof and for the respective periods indicated. Each of the Financial Statements is complete, correct and in accordance with the books of account and records of the Company and its Subsidiaries in all material respects except for matters that do not exceed $25,000, individually or in the aggregate.

                 (c) Neither the Company nor any Subsidiary has any material liabilities or obligations, except as fully reflected or fully reserved for on the Balance Sheet, as incurred thereafter in the ordinary course of business consistent with past practice or as completely and accurately set forth in Schedule 2.4(c) or except for matters that do not exceed $25,000, individually or in the aggregate. For purposes of this subsection only, "material" liabilities and obligations are those that are in excess of $25,000, individually or in the aggregate.

         2.5 Inventory. Substantially all of the inventories of the Company and its Subsidiaries taken as a whole, except for inventories involving less than $25,000, individually or in the aggregate, whether reflected on the Balance Sheet or subsequently acquired, are of a quality usable consistent in all material respects with past practice in the ordinary course of business. Except as completely and accurately set forth in Schedule 2.5, since the date of the Balance Sheet, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory except for write-downs and reserves in the ordinary course of business consistent with past practice that are not material or do not exceed $25,000, individually or in the aggregate. For purposes of this subsection only, "material" shall mean write-downs and reserves that, individually or in the aggregate, exceed $25,000.

         2.6 Receivables. All accounts and notes receivable of the Company and its Subsidiaries, taken as a whole, whether reflected on the Balance Sheet or subsequently created, (i) have arisen in the ordinary course of business of the Company or its Subsidiaries, as applicable, and (ii) represent valid obligations due the Company or a Subsidiary as applicable, enforceable in accordance with their terms except (as to collectibility) for limitations resulting from applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and by laws or judicial decision limiting the rights of specific performance or by general equity principles, subject, in the aggregate, to bad debt reserves, the Company's or its Subsidiary's, as applicable, practices in expensing bad debts, the Company's or its Subsidiary's, as applicable, historical cyclical loss experience in relation to sales and accounts receivable, and normal risks of collection and have arisen from bona fide transactions in the ordinary course of business.

         2.7     Tangible Property.

                 (a) The Company and/or its Subsidiaries have good and valid title to all tangible assets reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all mortgages, liens, security interests or Encumbrances of any kind except (i) such as are completely and accurately set forth in Schedule 2.7, (ii) mechanics', carriers', workman's, repairmen's or other similar Encumbrances arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty, and (iii) other imperfections of title or Encumbrances that do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, as applicable, as presently conducted (the mortgages, liens, security interests, Encumbrances and imperfections of title described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens").

                 (b) Except as set forth in Schedule 2.7, and except for matters exceeding $25,000 individually or in the aggregate, all the tangible personal property of the Company and its Subsidiaries that is being used in, or reasonably could be expected to be used in, the Company's or any of its Subsidiaries' businesses has been maintained in all material respects in accordance with past practice and generally accepted industry practice, is in good operating condition and repair, ordinary wear and tear and repairs and maintenance in the ordinary course excepted, and is suitable for the purposes for which it presently is being used and is of a quantity reasonably necessary to operate the Company's and its Subsidiaries' business in the ordinary course of business. All leased personal property of the Company and its Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof, except for matters not exceeding $25,000, individually or in the aggregate.

         2.8 Books and Records. The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to Buyer, are true, complete and correct in all material respects, except as would not result in a loss, expense or other liability to the Company or its Subsidiaries exceeding $10,000, individually or in the aggregate.

         2.9 Real Property. Schedule 2.9 sets forth a true, complete and accurate list of all real property owned by the Company or its Subsidiaries (individually, an "Owned Property" and collectively the "Owned Properties"). Schedule 2.9 sets forth a true, complete and accurate list of all real property leased by the Company or its Subsidiaries (individually, a "Leased Property" and collectively the "Leased Properties"). The Company or a Subsidiary has (i) good and marketable fee title to all Owned Property and (ii) good and marketable title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein as a "Company Property"), in each case free and clear of all mortgages, liens, security interests, Encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other restrictions of any nature whatsoever, except (A) such as are completely and accurately set forth in Schedule 2.9, (B) mechanics', carriers', landlords', workmen's, warehousemen's, repairmen's or other similar Encumbrances arising or incurred by operation of law and in the ordinary course of business and liens for Taxes and other governmental charges that are not delinquent or that may thereafter be paid without penalty, (C) those consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of such property or irregularities in title thereto which, individually or in the aggregate, do not impair the use of such property, or (D) other Encumbrances that do not individually or in the aggregate impair the use and operation of such property in the business of the Company and its Subsidiaries, as applicable, as presently conducted.

         2.10 Company Equipment. Except as completely and accurately set forth on Schedule 2.10, there are no statements, citations or decisions by any Governmental Body specifically stating that any equipment or inventory item of the Company or a Subsidiary, or to the best knowledge of the Company or the Shareholders any third-party product distributed by the Company, that is held for rental (or sale to the extent such equipment or inventory item is held for sale in the ordinary course of business) by the Company or any of its Subsidiaries to their respective customers or otherwise utilized in the Company's or its Subsidiaries' business is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body. Except as completely and accurately set forth on Schedule 2.10, there have been no recalls ordered by any such Governmental Body with respect to any such equipment or inventory item, and to the best knowledge of the Company and the applicable Shareholders, any such third-party products. Except as completely and accurately set forth on Schedule 2.10, or except for matters not exceeding $25,000 in value, individually or in the aggregate, there is no (i) fact relating to any such equipment or inventory item, and to the best knowledge of the Company and the applicable Shareholders, any such third-party products that may impose upon the Company or Subsidiary a duty to recall any such equipment or inventory item of the Company or third-party product or a duty to warn customers of a defect in any such equipment or inventory item of the Company or third-party product,
(ii) latent or overt design, manufacturing or other defect in such equipment or inventory item, and to the best knowledge of the Company and the applicable Shareholders, any such third-party products that could be reasonably be expected to have a Material Adverse Effect, or (iii) liability for warranty claims or returns with respect to any such equipment or inventory item, and to the best knowledge of the Company and the applicable Shareholders, any such third-party products not otherwise disclosed herein in excess of that historically experienced by the Company or Subsidiary consistent (in amount and kind) with past practice.

         2.11 Taxes. The Company represents and warrants that, and the Shareholders (other than Banc One and First Capital) to their best knowledge represent and warrant that,

                 (a)      Except as completely and accurately set forth on
Schedule 2.11(a),

                          (i) each of the Company and its Subsidiaries has timely filed or caused to be timely filed all returns, declarations, reports, forms or other documents, information returns or statements of information ("Tax Returns") filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with any Taxes that are or were required to be filed by it or with respect to it, its operations, assets and business (taking into account any valid extensions of time for filing) pursuant to applicable Legal Requirements; and

                          (ii) each of the Company and its Subsidiaries has timely paid (A) all income, gross receipts, value added, profits, severance, capital, net worth, franchise, license, transfer, sales, use, payroll, employment, estimated, withholding, social security, workers and unemployment compensation, property (real or personal), gains, occupation, excise, goods and services and all other taxes and similar assessments, customs, duties, charges and fees (including interest, penalties and additions to such taxes and any interest in respect of such penalties and additions) imposed by the United States or any state or local taxing authority thereof or therein, or by any other country or jurisdiction or any political subdivision thereof or therein, including any transferee liability in respect of any of the foregoing ("Taxes") that have become due (whether or not shown on any Tax Return), and (B) any Taxes for which a demand for payment or assessment has been received by the Company or any of its Subsidiaries, except in the case of either (A) or (B) such Taxes, if any, that are fully reflected on the Balance Sheet or other internally prepared financial statements since the Balance Sheet Date and included on Schedule 2.4(a), by means of an accrual or reserve and, in addition, in the case of (B), that are being contested in good faith pursuant to appropriate proceedings.

                 (b) Except for matters on Tax Returns involving less than $25,000, individually or in the aggregate, each Tax Return filed by the Company or any of its Subsidiaries was prepared in compliance with all Legal Requirements and is true, correct and complete in all material respects, and each such Tax Return filed after the date hereof and prior to the Closing Date shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by law, in compliance with all Legal Requirements and in a manner consistent with the prior practice of the Company and its Subsidiaries, as applicable.

                 (c) The unpaid Taxes of each of the Company and its Subsidiaries did not, as of the date of the Balance Sheet, exceed the respective accruals and reserves (other than accruals and reserves for deferred Taxes) for such Taxes set forth on the Balance Sheet, except for amounts not exceeding $25,000, individually or in the aggregate. Except for amounts not exceeding $25,000, individually or in the aggregate, the accruals for deferred federal Income Taxes on the Balance Sheet are adequate in all material respects to cover any deferred federal Income Tax Liability of the Company and its Subsidiaries determined in accordance with GAAP.

                 (d)      Except as completely and accurately set forth on
Schedule 2.11(d):

                          (i) during the past five years, there has been no audit, claim, assessment, or proceeding commenced against the Company or any of its Subsidiaries regarding Taxes, and none of the foregoing is presently pending or threatened;

                          (ii)    neither the Company nor any of its
         Subsidiaries is, or has ever been, a party to or bound by any Tax allocation or Tax sharing agreement or arrangement and neither the Company nor any of its Subsidiaries has, or has had, any current contractual obligation to indemnify any other person or entity with respect to Taxes;

                          (iii)   during the past five years no taxing
         authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns has claimed, asserted or threatened that the Company or any of its Subsidiaries, as applicable, is or may be subject to taxation by such jurisdiction;

                          (iv) each of the Company and its Subsidiaries has made available to Buyer or its representatives true, correct and complete copies of all Tax Returns filed by each of the Company and/or its Subsidiaries for the past three years, together with all revenue agent's reports and other written assertions of deficiencies or other Liabilities for Taxes of, or with respect to, each of the Company and its Subsidiaries, and all closing agreements (as described in Code Section 7121 or any, analogous provision of state, local or foreign laws or regulations) which are currently in effect;

                          (v) all Tax Returns of each of the Company and its Subsidiaries relating to Taxes (x) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (y) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes) if such Tax may be based upon measured by, or calculated with respect to one or more bases described in (x) above ("Income Taxes") have been audited by the relevant taxing authority or the time for assessing or collecting Income Tax with respect thereto has closed;

                          (vi)    neither the Company nor any of its
         Subsidiaries is the beneficiary of any extension of time, or has made a pending request to extend the time, within which to file any Tax Return;

                          (vii)   neither the Company nor any of its
         Subsidiaries has agreed, nor is any of them required, to include in income any adjustment pursuant to Code Section 481(a) (or analogous provision of other foreign, United States federal, state or local laws or regulations) by reason of a change in accounting method or otherwise, nor has the IRS (or other Taxing authority) proposed any such change in accounting method;

                          (viii) none of the assets of the Company or any of its Subsidiaries (x) is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1986,
         (y) is "tax-exempt use property" within the meaning of Code Section 168(h), (z) or directly or indirectly secures any debt the interest of which is tax exempt under Code Section 103(a) (or, in the case of any of (x), (y) or (z), any analogous provision of state, local or foreign laws or regulations);

                          (ix) there are no liens for Taxes other than Permitted Liens;

                          (x) there are no Tax rulings, requests for rulings, competent authority relief, or closing agreements relating to the Company or any of its Subsidiaries which could affect its Liability for Taxes for any period after the Closing Date;

                          (xi)    neither the Company nor any of its
         Subsidiaries has disposed of any property in a transaction being accounted for under the installment method pursuant to Code Section 453 or analogous provision of state, local or foreign laws or regulations;

                          (xii) based on applicable law as in effect on the date hereof, there is no contract, agreement, plan or arrangement covering any persons, individually or collectively, giving rise to a payment by the Company or any of its Subsidiaries of an amount that would not be deductible by reason of Code Section 280G;

                          (xiii) no excess loss account (as described in Treasury Regulations Section 1.1502-19) exists with respect to any Subsidiary of the Company;

                          (xiv)   none of the Company or any of its
         Subsidiaries has any deferred gain or loss (x) arising from intercompany transactions (as described in Treasury Regulations
         Section 1.1502-13, or (y) with respect to stock or obligations of any other member of the Company's affiliated group (as described in Treasury Regulations Section 1.1502-13);

                          (xv)    none of the Company or any of its
         Subsidiaries (A) has been a member of any consolidated, combined or unitary group for Income Tax purposes that included any member other than a member of the current federal consolidated Income Tax group of which the Company is the common parent, or (B) has any Liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), as a transferee or successor by contract, or otherwise;

                 (e) Schedule 2.11(e) contains a true, complete and accurate list of countries, states, territories and jurisdictions (whether foreign or domestic) in which each of the Company and/or its Subsidiaries have filed income, franchise, sales and use Tax Returns for taxable periods ending after December 31, 1992.

         2.12    Employee Benefits.

                 (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                          (i) "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001 (a)(3) of ERISA.

                          (ii) "Code" means the Internal Revenue Code of 1986, as amended and any regulations promulgated or proposed thereunder.

                          (iii) "Company Benefit Plan" means each Benefit Plan (other than an Employee Agreement (as defined below)) which is now or previously has been sponsored, maintained contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any Employee (as defined below), and pursuant to which the Company, any Subsidiary or any ERISA Affiliate has or may have any liability, contingent or otherwise.

                          (iv)    "Department" means the U.S. Department of
         Labor.

                          (v) "Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Subsidiary.

                          (vi) "Employee Agreement" means each management, employment, severance, consulting, non- compete, confidentiality, or similar agreement or contract between the Company or any Subsidiary and any Employee pursuant to which the Company or any Subsidiary has or may have any liability contingent or otherwise.

                          (vii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated or proposed thereunder.

                          (viii) "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company (within the meaning of Section 4001(a)(14) of ERISA.

                          (ix)    "IRS" means the Internal Revenue Service.

                          (x) "Multiemployer Plan" means each Company Benefit Plan which is a "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

                          (xi) "PBGC" means the Pension Benefit Guaranty Corporation.

                          (xii) "Pension Plan" means each Company Benefit Plan (other than a Multiemployer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

                          (xiii) "Welfare Plan" means each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of
         Section 3(1) of ERISA.

                 (b) Schedule. Schedule 2.12(b) contains a true, complete and accurate list of each Company Benefit Plan and each Employee Agreement maintained or contributed to at any time since January 1, 1992. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Company Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Company Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

                 (c) Documents. The Company has provided, or has caused to be provided, to Buyer (i) current, accurate and complete copies of all documents embodying or related to each Company Benefit Plan and each Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto; (ii) the three (3) most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust, as well as the three (3) most recent Form 990's and 1041's, if applicable; (iv) a statement of alternative form of compliance pursuant to Department of Labor Regulation Section 2520.104-23, if any, filed for each Company Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code and all rulings or determinations requested since the most recent determination letter; (vi) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; (vii) the most recent summary plan description together with all material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and
(viii) all material communications to any Employee or Employees relating to each Company Benefit Plan.

                 (d) Compliance. With respect to each Company Benefit Plan (i) the Company, each Subsidiary and each ERISA Affiliate have performed all obligations required to be performed by them under each Company Benefit Plan and Employee Agreement and neither the Company nor any ERISA Affiliate is in default under or in violation of, any Company Benefit Plan, (ii) each Company Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations (except for laws, statutes, orders, rules and regulations for which the failure to comply could not reasonably result in a loss, expense or other liability exceeding $15,000), including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (iii) each Company Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Benefit Plan is so qualified and that each trust forming a part of any such Company Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan unless exempt under Section 4975 of the Code or Section 408 ERISA, as applicable; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Company Benefit Plan has or may subject the Company or any ERISA Affiliate or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against the Company or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Benefit Plan with respect to any Company Benefit Plan or Employee Agreement, or against any Company Benefit Plan or against the assets of any Company Benefit Plan; (vii) no event or transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any tax Under Chapter 43 of Subtitle D of the Code; (viii) each Company Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Company or any ERISA Affiliate; (ix) the Company, each Subsidiary and each ERISA Affiliate have made all contributions or other payments required to be made as of the date hereof with respect to each Company Benefit Plan; (x) no Company Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and to the knowledge of the Company or any ERISA Affiliate no such audit or investigation is pending or threatened.

                 (e) Pension Plans. Neither the Company nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor is the Company or any ERISA Affiliate required to contribute to, nor has the Company nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a Pension Plan which is subject to Title IV of ERISA.

                 (f) Multiemployer Plans. At no time has the Company or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Multiemployer Plan or Section 412 of the Code.

                 (g) No Post-Employment Obligations. Except as set forth on Schedule 2.12(g), neither the Company nor any ERISA Affiliate (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised, or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or Section 412 of the Code.

                 (h)      Effect of Transaction.  Except as set forth on
Schedule 2.12(h), the execution of, and performance of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Buyer to amend or terminate any Company Benefit Plan and receive the full amount of any excess assets remaining or resulting form such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by the Company, the Buyer, any Subsidiary or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                 (i) 501(c)(9) Trust. No Company Benefit Plan nor Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

                 (j) Welfare Plan Funding. With respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees thereunder for which the Company or any Subsidiary is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) will be reflected as a liability or accrued for on the Audited Balance Sheet.

                 (k) Controlled Group Liability. The Company has no liability, contingent or otherwise, to, or with respect to any Benefit Plan (other than the Company Benefit Plans and

Employee Agreements that are completely and accurately listed on Schedule 2.12(k)), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by any Subsidiary or any ERISA Affiliate or former ERISA Affiliate.

                 (l) Severance Payments. Except as completely and accurately listed on Schedule 2.12(l), the Contemplated Transactions will not accelerate the time of payment or vesting of, or increase the amount of, compensation due, or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) from the Company.

       2.13 Compliance with Certain Legal Requirements; Governmental Authorizations.

                 (a)      Except as completely and accurately set forth in
Schedule 2.13(a), and except for Legal Requirements for which the cost of compliance with or the liability for the failure to comply with would not exceed $15,000, individually or in the aggregate, (i) the Company and each Subsidiary has complied in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of its business or to the ownership or use of any of its properties or assets and (ii) neither the Company nor any Subsidiary has received any written notice from any Governmental Body or any other person or entity regarding any material violation of, or failure to comply with, any Legal Requirement.

                 (b) Schedule 2.13(b) contains a true, complete and accurate list of each Governmental Authorization that is held by the Company or any Subsidiary or that otherwise relates to or is required in connection with the business or operations of the Company or its Subsidiaries. Each Governmental Authorization listed in Schedule 2.13(b) has, to the best knowledge of the Company, been duly authorized and is valid and in full force and effect. Except as completely and accurately set forth in Schedule 2.13(b), or, except such non-compliance, event or failure which would not exceed $15,000, individually or in the aggregate, (i) each of the Company and its Subsidiaries has complied in all material respects with all of the terms and requirements of the Governmental Authorization applicable to it and identified in Schedule 2.13(b), (ii) no event has occurred or circumstance exists that (A) would constitute or result directly or indirectly in a violation of or a material failure to comply with any term or requirement of any Governmental Authorization identified in Schedule 2.13(b), or (B) would result in the revocation, withdrawal, suspension, cancellation, modification or termination of any Governmental Authorization identified in Schedule 2.13(b) and (iii) the Governmental Authorizations are sufficient and adequate in all respects to permit the continued lawful conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted.

         2.14    Litigation.  Except as completely and accurately set forth in
Schedule 2.14, there is (i) no suit, action or proceeding or investigation pending against the Company or any Subsidiary nor is there any judgment, decree, injunction, rule or order of any Governmental Body or arbitrator outstanding against the Company or any Subsidiary, or (ii) to the best knowledge of the Company and the Shareholders, no suit, action or proceeding or investigation threatened against or affecting the Company or any Subsidiary, in each case set forth in clause (i) or (ii) that, individually or in the aggregate, could adversely affect the Company or Buyer or that could reasonably be expected to or prevent, hinder or materially delay the ability of the Company to consummate the Contemplated Transactions.

         2.15 Absence of Certain Changes or Effects. Except as completely and accurately set forth on Schedule 2.15 and except as otherwise expressly contemplated by this Agreement, since December 31, 1996, the Company has conducted its business in the ordinary course, consistent with past practice and there has not been (a) any material adverse change in the condition (financial or otherwise) prospects, results of operations, business, properties, assets, or liabilities of the Company and its Subsidiaries taken as a whole (a "Material Adverse Change") or any event or condition which could reasonably be expected to have such a Material Adverse Change and except such adverse matters as do not exceed $250,000, individually or in the aggregate,
(b) any waiver of any valuable right of the Company or any Subsidiary, the cancellation of any valuable right of the Company or any Subsidiary, or the cancellation of any material debt or claim held by the Company or any Subsidiary (other than debts or claims that do not exceed $10,000, individually or in the aggregate), (c) any payment, discharge or satisfaction of any claim, liability or obligation of the Company or any Subsidiary other than in the ordinary course of business, (d) any Encumbrance upon the assets of the Company or any Subsidiary other than Permitted Liens that arise in the ordinary course of business, (e) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company, (f) any issuance of any stock, bonds or other securities of the Company, (g) any sale, assignment or transfer of any tangible or intangible assets of the Company, except in the ordinary course of business with respect to inventory, (h) any loan by the Company or any Subsidiary to any officer, director, employee, consultant, holder of any Option (an "Optionholder") or shareholder of the Company or any Subsidiary, (i) any increase, direct or indirect, in the compensation paid or payable to any officer or director of the Company or any Subsidiary, or, other than in the ordinary course of business, to any other employee, consultant or agent of the Company or any Subsidiary, (j) any change in the accounting methods, practices or policies of the Company or any Subsidiary, (k) any indebtedness incurred for borrowed money by the Company or any Subsidiary other than in the ordinary course of business, (l) any amendment to or termination of any material agreement to which the Company or any Subsidiary is a party (except agreements that involve less than $25,000, individually or in the aggregate), (m) the making or changing of a material Tax election, except such election, compromises or payments as would not exceed $25,000, individually or in the aggregate, compromise of any material Tax Liability or the making of any payment pursuant to any agreement, arrangement or contractual obligation described in Section 2.11(d)(ii), (n) any transaction by the Company or any Subsidiary except in the ordinary course of business or as otherwise contemplated hereby, or (o) any agreement or commitment (contingent or otherwise) by the Company or any Subsidiary to do any of the foregoing.

         2.16    Contracts; Leases; Absence of Certain Practices.

                 (a) Schedule 2.16(a) sets forth a true, complete and accurate list of each contract, agreement, arrangement or commitment, written or oral (a "Contract") to which the Company or any Subsidiary is a party, or by or to which the Company or any Subsidiary or the properties, assets or operations of the Company or any Subsidiary may be subject, of a type described below (a "Material Contract"), and the Company has made available to Buyer for its review true and complete copies of each, except such agreements and contracts as are cancelable without penalty by the Company and the other parties to such contract or agreement with 30 days prior written notice,

                          (i)     Employee Agreement;

                          (ii) employee collective bargaining agreement or other contract with any labor union;

                          (iii) covenant of the Company or any Subsidiary not to compete or other covenant of the Company or any Subsidiary restricting the development, manufacture, marketing or distribution of the products and services of the Company or any Subsidiary;

                          (iv)    Contract with (A) any Shareholder or
         Optionholder or any affiliate or relative of any Shareholder or Optionholder or (B) any current or former officer, director or employee of the Company, any Subsidiary or any affiliate of the Company or any Subsidiary (other than Employee Agreements);

                          (v) lease, sublease or similar agreement with any person under which the Company or any Subsidiary is a lessor or sublessor of, or makes available for use to any person, (A) any Company Property or (B) any portion of any premises otherwise occupied by the Company or any Subsidiary;

                          (vi) except for leases, subleases or similar agreements not involving $25,000, individually or in the aggregate, lease, sublease or similar agreement with any person under which (A) the Company or any Subsidiary is lessee of, or holds or uses, any machine, equipment, vehicle or other tangible personal property owned by any person, except for short-term rentals of equipment in the ordinary course of business not exceeding a material amount individually or in the aggregate, or (B) the Company or any Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or any Subsidiary, in any such case which has a material future liability or receivable (for purposes of this subsection (vi) only, "material" shall mean in excess of $25,000.00);

                          (vii) except for Contracts not involving $50,000, individually or in the aggregate, continuing Contract for the future purchase of materials or products which has a material aggregate future liability to any person (for purposes of this subsection only, "material" shall mean in excess of $50,000.00);

                          (viii) except for Contracts not involving $10,000, individually or in the aggregate, (A) continuing Contract for the future purchase of supplies or equipment, (B) management, service, consulting or other similar type of Contract or (C) advertising agreement or arrangement, in any such case which has a material aggregate future liability to any person (for purposes of this subsection only, "material" shall mean in excess of $10,000.00);

                          (ix) material license, option or other agreement (except for licenses, options or other agreements not involving $25,000 in value, individually or in the aggregate) relating in whole or in part to Intellectual Property (as defined in Section 2.21(c), including any license or other agreement under which the Company or any Subsidiary is licensee or licensor of any such Intellectual Property) or to trade secrets, confidential information or proprietary rights and processes of the Company, any Subsidiary or any other person or entity;

                          (x) Contract or other instrument under which the Company or any Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued by the Company or any Subsidiary to any person;

                          (xi) Contract or other instrument under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any Subsidiary or (B) the Company or any Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person;

                          (xii) Contract or other instrument under which the Company or any Subsidiary has directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person;

                          (xiii) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other Encumbrance upon any Company Property, which lien or other Encumbrance is completely and accurately set forth in Schedule 2.9;

                          (xiv) agreement or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, any Subsidiary or any predecessor person;

                          (xv) except for Contracts or arrangements not involving $25,000, individually or in the aggregate, Contract or other arrangement that involves performances of services or delivery of goods or materials by the Company or any Subsidiary of a material amount or value other than any Contract or other arrangement entered into in the ordinary course of business consistent (in amount and kind) with past practice (for purposes of this subsection only, "material" shall mean in excess of $25,000);

                          (xvi) Contract or other arrangement of the Company or any Subsidiary, including, without limitation, any partnership or joint venture agreement, any stock or asset acquisition agreement, any joint venture agreement and any strategic marketing or alliance agreement;

                          (xvii) Contract or other arrangement relating to the sale or purchase by the Company or any Subsidiary of any properties, assets or business operations, other than the sale of inventory in the ordinary course of business, or for the grant of any option relating to any of the foregoing;

                          (xviii) Contract, agreement or other arrangement identified in Section 2.11(d)(ii); or

                          (xix) except for other agreements, contracts, leases, licenses, commitments or instruments not involving $10,000, individually or in the aggregate, other agreement, contract, lease, license, commitment or instrument to which the Company or any Subsidiary is a party or by or to which it or any of its assets or business is bound or subject which has a material aggregate future liability to any person (for purposes of this section only, "material" shall mean in excess of $10,000.00).

                 Except as completely and accurately set forth in Schedule 2.16(a), all Material Contracts will continue to be legal, valid, binding, enforceable, and in full force and effect against all the parties thereto on identical terms following the Closing. There is no material breach, violation or default by the Company or any Subsidiary and no event which, with notice or lapse of time or both, would (A) constitute a material breach, violation or default by the Company or any Subsidiary under any such Material Contract (except such contracts involving less than $15,000, individually or in the aggregate) or (B) give rise to any lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company or any Subsidiary under, any such Material Contract which would have a Material Adverse Effect (except such contracts involving less than $15,000, individually or in the aggregate). To the best knowledge of the Company, no other party to any of such Material Contracts is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Material Contracts, no waiver or indulgence has been granted by or to any of the parties thereto and no party to any of such Contracts has repudiated any provision thereof, except such as would not exceed $15,000, individually or in the aggregate.

                 (b) No direct or indirect payments have been made to any person or entity by the Company or its affiliates in violation of, or that would violate, any Legal Requirement for the purposes of inducing such person or entity to sell or purchase any products to or from either the Company or any Subsidiary or any of their respective distributors, brokers, agents or other representatives or to induce such person or entity not to purchase or sell any items to or from any other person or entity. Neither the Company nor any Subsidiary nor any of their respective officers, directors or employees has nor any Shareholder has, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution or similar benefit of any customer, supplier, governmental employee or other person or entity who is or may be in a position to assist or hinder the Company or any Subsidiary or to assist the Company or any Subsidiary in connection with any actual or proposed transaction relating to its business or operations or any of its property or assets.

                 (c)      Except as completely and accurately set forth on
Schedule 2.16(c), all Closing Date Retired Debt (as defined in Section 5.1(c)) may be repaid and extinguished, in whole or in part, without any prepayment penalty or premium.

         2.17 Insurance. Schedule 2.17 sets forth a true, complete and accurate list of, and the Company has made available to Buyer or its representatives for its review true, complete and accurate copies of, all insurance policies (including all policies or binders of fire, liability) product liability, worker's compensation, vehicular and other insurance and all surety and fidelity bonds with respect to either of the Company or its Subsidiaries, and all pending applications for any of the foregoing) currently in force and effect. Such policies, binders and bonds are valid and binding in accordance with their terms and are in full force and effect. All premiums and fees due and payable under such insurance policies binders and bonds have been paid. Except as set forth on Schedule 2.17, neither the Company nor its Subsidiaries is in default in any material respect with respect to any provision contained in any insurance policy, binder or bond and none of them has failed to give any notice or present any claim under any policy or binder in due and timely fashion, except for defaults that could not reasonably result in a loss, expense or other liability exceeding $15,000, individually or in the aggregate. Except for claims that are completely and accurately set forth on
Schedule 2.17, there are no material outstanding unpaid claims under any instrument, policy or binder (except for unpaid claims involving less than $15,000, individually or in the aggregate), and neither the Company nor any Subsidiary has received any notice of cancellation or non-renewal of any instrument, policy or binder. Except as completely and accurately set forth on
Schedule 2.17, neither the Company or any Subsidiary has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage listed on Schedule 2.17 will not be available in the future on substantially the same terms as now in effect.

         2.18    Environmental Matters.

                 (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                          (i) "Environmental Conditions" means (a) any course of conduct or operating practice that existed or commenced prior to the Closing Date with respect to matters governed by or regulated under Environmental Laws and (b) any pollution, contamination, damage or injury caused by, related to, or arising from or in connection with the generation, use, handling, treatment, storage, disposal, discharge, emission or release of Hazardous Substances prior to the Closing Date.

                          (ii) "Environmental Laws" shall mean all federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders, and any judicial interpretations thereof, relating to (a) the prevention or control of pollution or protection of the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, discharge, release, emission or transportation or (c) exposure to Hazardous Substances. "Environmental Laws" shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act 29 U.S.C. Sections 641, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq.

                          (iii) "Environmental Liabilities" means any and all Damages (as defined in Section 9.2(b) hereof) (including any remedial, removal, response, abatement, clean-up, investigative and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgments or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, (b) pursuant to any claim by a Governmental Body or any other person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Body or other person pursuant to common law or statute and related to the use or release of Hazardous Substances, or (c) as a result of Environmental Conditions.

                          (iv) "Environmental Permits" shall mean any permit, license, approval, registration, identification number or other authorization required by any applicable Environmental Law.

                          (v) "Hazardous Substances" shall mean any (a) petroleum or petroleum products, (b) substance included within the definition of "hazardous substances" under Section 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by, or may form the basis of liability under, any Environmental Laws.

                 (b)      Except as completely and accurately disclosed on
Schedule 2.18 and in any surveys, if any, delivered pursuant to Section 4.7 hereof:

                          (i) no Hazardous Substances have been used, generated, manufactured, stored or treated, or disposed of or in any other way released on, under or about any or transported to or from any property described on Schedule 2.18 (a "Covered Property"), except in compliance with applicable Environmental Laws;

                          (ii) neither the Company or any Subsidiary is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or any corrective action decree, order or agreement issued or entered into under any Environmental Law or is subject to any reclamation or remediation requirements under applicable Environmental Laws, or any reporting requirements related to such order, schedule, decree, agreement or reclamation or remediation requirements;

                          (iii) neither the Company or any Subsidiary has received any notification that it has been named as a potentially responsible party under, and none of the Covered Property has been designated as a facility that is subject to an existing or potential claim under, CERCLA or any other Environmental Law, and none of the Covered Property is subject to any lien arising under Environmental Laws;

                          (iv) the Company and each Subsidiary has all Environmental Permits necessary to operate its business and facilities in compliance with applicable Environmental Laws and the Company will not be required under existing Environmental Laws to install additional environmental or pollution control equipment or make other capital expenditures in order to comply, or remain in compliance, with Environmental Laws;

                          (v) there are no underground storage tanks located on or under any Covered Property and any underground storage tank previously removed from any Covered Property was removed in accordance with applicable Environmental Laws;

                          (vi) there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or threatened against the Company or a Subsidiary or relating to the ownership, lease or use of any Covered Property under or in respect of any Environmental Laws;

                          (vii) the Company has provided the Buyer copies of all environmental audits, assessments or other evaluations in its possession or subject to its control prepared with respect to its business, its Subsidiaries' business or any Covered Property;

                          (viii) no asbestos or polychlorinated biphenyl are present on or at any Covered Property;

                          (ix) except for noncompliances that have been corrected and cannot cause the Buyer or the Company or any Subsidiary to incur any Environmental Liability, the Company and each Subsidiary has conducted its business and operations in compliance with all material limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Laws;

                          (x) there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws that the Company or any Subsidiary has agreed to, assumed or retained, by contract or otherwise; and

                          (xi) no facts or circumstances exist that impose or could reasonably be expected to impose Environmental Liabilities on the Company or any Subsidiary.

From the date hereof through the Closing Date, Buyer shall have the right to inspect or test, including soil and groundwater sampling, or, at its sole cost and expense, contract with a third party to inspect and test, for purposes of confirming the presence of all Environmental Permits and assessing compliance with and obligations under Environmental Laws.

         2.19 Brokers or Finders. Except as completely and accurately set forth in Schedule 2.19, neither the Company nor any Shareholder has incurred any liability for brokerage or finder's fees or agent's commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

         2.20 Labor Matters. Except as completely and accurately set forth on Schedule 2.20, (i) each of the Company and its Subsidiaries is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor terms and conditions of employment and wages and hours (except with respect to laws, rules and regulations the failure to comply with could not reasonably expect to result in a loss, expense or other liability exceeding $10,000, individually or in the aggregate), (ii) neither the Company nor any Subsidiary is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any Employee, including, without limitation, violation of any federal, state or local labor, safety or employment laws, charges of unfair labor practices or discrimination complaints, (iii) neither the Company nor any Subsidiary is presently, nor has been within the past twelve months, bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, no such commitment or arrangement is currently being negotiated and no labor union has requested or, to the best knowledge of the Company and the Shareholders, has sought to represent any of the employees, representatives or agents of the Company or its Subsidiaries (iv) there is no labor strike, dispute, slowdown or stoppage pending, or, to the best knowledge of the Company and the Shareholders, threatened against or involving the Company and its Subsidiaries, and (v) to the best knowledge of the Company and the Shareholders, no salaried key employee has any plans to terminate his or her employment with the Company and its Subsidiaries.

         2.21    Intellectual Property.

                 (a) Schedule 2.21(a) includes a true, complete and accurate list of all Intellectual Property (as defined in Section 2.21(c) hereof) held or owned by the Company or its Subsidiaries or in which either of the Company or its Subsidiaries has any interest and is all the Intellectual Property necessary for use in the Company's and its Subsidiaries' businesses as presently conducted. Except as completely and accurately set forth on Schedule 2.21, (a) the Company or its Subsidiaries owns or has the perpetual right to use, without payment to or interference from any person, all Intellectual Property identified in Schedule 2.21(a), such Intellectual Property being valid, enforceable and in good standing. The Company and its Subsidiaries do not know, and have received no notice of any claim or infringement or interference or other conflict with the asserted rights of others with respect to any Intellectual Property.

                 (b) The Company or its Subsidiaries owns or has the right to use all inventions (whether or not patentable), all proprietary rights and all business information (including without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs drawings, specifications, customer/subscriber lists, supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively "Trade Secrets") necessary for the operation of the business or operations of the Company or its Subsidiaries as presently conducted and as proposed to be conducted, free and clear of all Encumbrances, and no Trade Secret has been challenged or misappropriated in any way or to the best knowledge of the Shareholders and the Company, has any proceeding been threatened with respect thereto and none of the subject matter of any such Trade Secret has been misappropriated or is alleged to have been misappropriated from any person.

                 (c) For purposes of this Agreement, the term "Intellectual Property" shall mean all patents (including all reissues, divisions, continuations, and extensions thereof), patent applications, trademarks, service marks, trade names, all other names, logos and slogans embodying business, product or service goodwill and all computer software (including data and related documentation).

         2.22 Effect of Transaction. Except as completely and accurately set forth in Schedule 2.22, neither the Company nor any of its Subsidiaries has a reasonable basis to believe that any creditor, employee, client, customer, supplier, distributor or other person having a material business relationship with the Company or any of its Subsidiaries intends to change such relationship because of the Contemplated Transactions.

         2.23 Disclosure. No representation or warranty of the Company or the Shareholders contained in this Agreement, and no statement contained in any document, or Schedule furnished or to be furnished by or on behalf of the Company or any Shareholder to Buyer or any of their respective representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule, except material facts or omissions of material facts that individually or in the aggregate would not exceed $15,000.

         2.24    Suppliers.  Except as completely and accurately set forth in
Schedule 2.24, neither the Company nor any Subsidiary has any supplier or distributor from whom it purchased more than 5% of its services or merchandise during the year ended December 31, 1996, or from whom it reasonably expects to purchase more than 5% of its services or merchandise during the twelve-month period ending December 31, 1997. Except as completely and accurately set forth in Schedule 2.24, since the date of the Balance Sheet there has not been (i) any material adverse change in the business relationship of the Company or any Subsidiary with any supplier or distributor of services or merchandise (except for suppliers who provided less than $25,000 worth of supplies, individually or in the aggregate) identified in Schedule 2.24 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier (except arrangements involving less than $25,000, individually or in the aggregate).

         2.25    Customers. Except as completely and accurately set forth in
Schedule 2.25, neither the Company nor any Subsidiary has any customer that accounts for more than 5% of its sales during the year ended December 31, 1996, or to whom it expects to account for more than 5% of its sales during the twelve months ended December 31, 1997. Except as completely and accurately set forth in Schedule 2.25 since the date of the Balance Sheet there has not been
(i) any material adverse change in the business relationship of the Company or any Subsidiary with any customer identified in Schedule 2.25 or (ii) any change in any term (including credit terms) of the sales agreements or related agreements with any such customer. During the past two years, neither the Company nor any Subsidiary has received any customer complaints concerning its products and services which are presently unresolved, nor have they had any of their products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.

         2.26    Authority, No Conflict, Foreign Status.

                 (a)      If such Shareholder is designated as an individual on
Schedule 1.1(a) (an "Individual Shareholder"), such Individual Shareholder represents and warrants that such Individual Shareholder has all requisite legal right, power, capacity and authority to execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder. This Agreement has been duly executed by such Individual Shareholder and constitutes the legal, valid, and binding obligation of such Individual Shareholder, enforceable against such Individual Shareholder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                 (b) Wind River Associates, L.L.C. ("Wind River"), represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Georgia, and it possesses full limited liability company power and authority to execute and deliver this Agreement and to perform fully is obligations hereunder and no other corporate or limited liability company activity on behalf of Wind River is necessary to authorize this Agreement or to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation by Wind River of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company authority to execute and delivery this Agreement and fully perform its obligations hereunder. This Agreement has been duly executed by Wind River and constitutes the legal, valid and binding obligation of Wind River, enforceable against Wind River in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally. Wind River has previously provided to Buyer true and complete copies of its limited liability company certificate currently in effect.

                 (c) First Commerce represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of Louisiana and has all requisite corporate right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation by First Commerce of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of First Commerce are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed by First Commerce and constitutes the legal, valid and binding obligation of First Commerce, enforceable against First Commerce in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                 (d) Banc One represents and warrants that it is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Ohio, and it possesses full limited partnership power and authority to execute and deliver this Agreement and to perform fully is obligations hereunder. The execution and delivery of this Agreement and the consummation by Bank One of the transactions contemplated hereby have been duly authorized by all necessary partnership action and no other partnership proceedings on the part of Bank One are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed by Banc One and constitutes the legal, valid and binding obligation of Banc One, enforceable against Banc One in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                 (e) Each Shareholder represents and warrants as to himself or itself, but not with respect to any other Shareholder, that except as completely and accurately set forth in Schedule 2.26(e), the execution, delivery and performance of this Agreement by such Shareholder, as the case may be, and the consummation of any of the Contemplated Transactions will not, directly or indirectly (with or without notice or the lapse of time):

                          (i) contravene, conflict with, or result in a violation or breach of or default under any provision, term or condition of the certificate or articles of incorporation, bylaws or other constituent documents (including limited liability company certificate or limited liability company agreement) of such Shareholder, if such Shareholder is other than an Individual Shareholder;

                          (ii) except as would not involve an expense, loss, cost to cure or other liability to the Company or its Subsidiaries exceeding $10,000, individually or in the aggregate, contravene, conflict with, or result in a material violation or breach of or default under (with or without due notice or lapse of time, or both), require filing with or obtaining consent from any Governmental Body or other person or entity under, or give any Governmental Body or other person or entity the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief in any such instance under, any applicable Legal Requirement or Order to which such Shareholder is subject; or

                          (iii) except as would not involve an expense, loss, cost to cure or other liability to the Company or its Subsidiaries exceeding $10,000, individually or in the aggregate, contravene, conflict with, or result in a material violation or breach of or default under (with or without due notice or lapse of time, or both) any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, modify, cancel, or terminate, any material Governmental Authorization that is held by the Shareholder or that otherwise relates to the business and operations of such Shareholder;

                          (iv) contravene, conflict with, or result in a material violation or breach of or default under (with or without due notice or lapse of time, or both) any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any consent under, or to cancel or terminate, any material agreement or contract (except agreements or contracts not involving more than $10,000, individually or in the aggregate), written or oral, to which the Shareholder is a party.

                 (f)      Except as completely and accurately set forth in
Schedule 2.26(f) such Shareholder is not, and will not be, required to give any notice to or obtain any consent from any person or entity in connection with the Contemplated Transactions.

                 (g) Except as set forth on Schedule 2.26(g), such Shareholder is not a foreign person within the meaning of Code Section 1445.

                 (h) The Preferred Shareholders represent and warrant that the issued and outstanding Preferred Stock owned by them is owned free of any liens, pledges, encumbrances, agreements or claims, except for restrictions on transfers arising under state and federal securities laws or set forth on
Schedule 1.1(a) hereto.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company and the Shareholders as follows:

         3.1 Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, duly qualified as a foreign corporation and in good standing under the laws of all states and other jurisdictions in which the transaction of its business requires such qualification.

         3.2     Authority; No Conflict.

                 (a) The Buyer has all requisite corporate right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                 (b)      Except as completely and accurately set forth in
Schedule 3.2, neither Buyer's execution and delivery of this Agreement nor the consummation or performance by Buyer of any of the Contemplated Transactions will give any person the right or ability to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                          (i)     any provision of the Certificate of
         Incorporation or Bylaws of Buyer;

                          (ii) any Legal Requirement or Order to which Buyer may be subject; or

                          (iii) any contract, agreement, arrangement or commitment, written or oral to which Buyer is a party or by which Buyer may be bound.

         3.3 Certain Proceedings. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, materially delaying making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         3.4 Brokers or Finders. Except as completely and accurately set forth in Schedule 3.4, Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or any of the Contemplated Transactions.

         3.5 Disclosure. No representation or warranty of Buyer contained in this Agreement and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of Buyer to the Shareholders or any of their respective representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

         3.6     Governmental Filings, Consents.  Except as set forth on
Schedule 3.6 hereto, there are no consents from third parties or requirements for filing or obtaining consents from any Government Body or pursuant to any Legal Requirement.


                                   ARTICLE IV

                         COVENANTS OF THE SHAREHOLDERS
                                AND THE COMPANY

         4.1 Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, the Shareholders (other than Banc One and First Commerce) shall use their best efforts to cause the Company and its Subsidiaries to, and the Company will, and will cause its Subsidiaries to, (i) afford to Buyer and its representatives full and complete access during normal business hours, upon reasonable advance notice, to the personnel, properties, contracts, books and records, and other documents and data of the Company and its Subsidiaries, (ii) furnish Buyer and its representatives with copies of all such contracts, books and records (including, but not limited to, Tax Returns), and other existing documents and data as Buyer and its representatives may reasonably request, and (iii) furnish Buyer and its representatives such additional financial, operating, and other data and information as Buyer and its representatives may reasonably request, all of which shall be done under the supervision of such representatives of the Shareholders and the Company as may be designated from time to time in writing to Buyer. In addition, between the date of this Agreement and the Closing Date, the Shareholders and the Company will allow Buyer to meet with representatives of certain of the Company's and the Subsidiaries' customers in order to confirm that satisfactory business relationships exist between the Company and/or the Subsidiaries, as applicable, and such customers. No investigation or receipt of information shall affect any representation or warranty of the Shareholders or the Company contained in this Agreement or the conditions to the obligations of Buyer specified in this Agreement.

         4.2 Operation of the Business. Between the date of this Agreement and the Closing Date, unless otherwise agreed to in writing by Buyer, the Shareholders (other than Banc One and First Commerce) will cause each of the Company and its Subsidiaries to, and the Company will, and will cause its Subsidiaries to:

                          (i) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the business and operations of the Company and its Subsidiaries only in the ordinary course in a manner consistent with past practice, including without limitation payment of trade payables and payments under the Company's existing line of credit with Wells Fargo Bank, N.A.;

                          (ii) use best efforts to preserve intact the current business organizations of the Company and its Subsidiaries, keep available the services of the current officers, employees, and agents of the Company and its Subsidiaries, and maintain the relations and goodwill with all suppliers, customers, licensers, licensees, landlords, trade creditors, Employees, agents, and others having business relationships with the Company or its Subsidiaries;

                          (iii) confer with Buyer concerning operational matters of a material nature;

                          (iv) maintain in full force and effect the insurance described in Section 2.17 or insurance providing at least comparable coverage;

                          (v) maintain all the properties and assets of the business and operations of the Company and its Subsidiaries in the ordinary course consistent with past practice;

                          (vi) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

                          (vii) perform and comply with its obligations under all Contracts in the ordinary course of business consistent with past practice;

                          (viii) furnish to Buyer copies of all financial statements and certificates and reports concerning operation of the business, as and when such financial statements, certificates and reports are delivered to any shareholder or Optionholder (in their capacity as such) or pursuant to any Material Contract; and

                          (ix) report periodically to Buyer concerning the status and operation of the business and operations of the Company and its Subsidiaries.

         4.3 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Buyer, during the period from the date hereof to the Closing, the Company will not, and will cause its Subsidiaries not to:

                          (i) amend its charter or bylaws or comparable organizational documents or the terms of any of its securities or any agreements relating thereto (including without limitation, any agreement pursuant to which Options are outstanding);

                          (ii) issue, pledge or sell, or authorize the issuance, pledge or sale of, additional shares of Capital Stock or other securities of any class or series, including without limitation, securities exchangeable for or convertible into Capital Stock of any class or series, or any calls, commitments, rights, warrants or options to acquire any securities or Capital Stock;

                          (iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its Capital Stock;

                          (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of Capital Stock, or any of its other securities;

                          (v) except for increases in salary, wages and benefits of officers (other than executive officers) or employees of the Company or its Subsidiaries in the ordinary course of business in accordance with past practice, increase the compensation or benefits payable or to become payable to any Employee, or pay any benefit not required by any existing plan or arrangement or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into or amend any Employee Agreement or establish, adopt, enter into, or amend or fund any payments owing under, or accelerate the vesting of any benefits under, any Company Benefit Plan, except in each case to the extent required by applicable law;

                          (vi) except for matters set listed on Schedule 4.3(xi), acquire, sell, lease or dispose of any assets (except raw materials, in the ordinary course of business) which are, individually or in the aggregate, material to the Company or its Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction (except in the ordinary course of business not exceeding a material amount individually or in the aggregate; for purposes of this parenthetical only, material shall mean in excess of $50,000);

                          (vii) (A) create, incur, assume or prepay any indebtedness for borrowed money (including obligations in respect of capital leases) except for short-term debt in the ordinary course of business consistent with past practice or under lines of credit existing as of January 31, 1997, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (C) make any loans, advances or capital contributions to, or investments in, or enter into any "keep well" arrangements or other agreement to maintain the financial condition of, any other person;

                          (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; provided, however, the Company and its subsidiaries may enter into its currently proposed transaction with Black Max Downhole Tool, Ltd.;

                          (ix) pay, discharge or satisfy any claims or liabilities, except for the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or waive, release, grant, or transfer any rights of material value or modify in any material respect any existing Contract, other than in the ordinary course of business consistent with past practice;

                          (x) (A) make any material Tax election, (B) settle or compromise any material Tax Liability or (C) extend or waive any statute of limitations in respect of Taxes;

                          (xi) except for betterments and improvements to existing equipment in the ordinary course of business, make or agree to make capital expenditures that are not set forth on the Company's capital expenditure schedule attached as Schedule 4.3(xi) hereto, as revised on the Closing Date to include all additional capital expenditures approved by Buyer in writing;

                          (xii)   mortgage, pledge or subject to any
         Encumbrance any of its properties or assets, tangible or intangible;

                          (xiii) take any action that would cause any of the representations and warranties contained in Article II to be untrue at the date made or any future date or would result in any of the conditions to the consummation of the Contemplated Transactions not being fulfilled; or

                          (xiv) authorize or agree in writing or otherwise to take any of the foregoing actions.

         4.4 Third-Party Consents; FTC Notification. Prior to the Closing, the Company and its Subsidiaries will use commercially reasonable efforts to obtain all consents required from third parties that are party to Contracts with the Company or its Subsidiaries to the Contemplated Transactions. To the extent required by law, each Shareholder shall file or cause to be filed promptly with the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "Justice Department") all reports or other documents required to be filed by a seller of voting stock under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the "Act"), concerning the transactions contemplated hereby, and to promptly comply with or cause to be complied with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Shareholder shall furnish or cause to be furnished to Buyer such information as Buyer requires for the purposes of performing Buyer's obligations under Section 5.1(b) hereof. All filing fees paid pursuant to the Act will be paid by Buyer.

         4.5 Best Efforts. Without the prior written consent of Buyer, no Shareholder shall, and no Shareholder shall cause the Company to, take any action that would cause or reasonably be expected to tend to cause the conditions to the obligations of the parties under this Agreement not to be fulfilled, including, without limitation, taking or causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing that could cause the representations or warranties made by any Shareholders and the Company herein not to be true, complete and accurate as of the Closing.

         4.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, none of the Shareholders, the Company or its Subsidiaries will, nor will they permit any of their respective representatives to, directly or indirectly solicit, initiate or encourage any inquiries, offers or proposals from, discuss or negotiate with or execute any agreement regarding or provide any information to, any person (other than Buyer) relating to any transaction involving the sale of the business or operations of the Company or its Subsidiaries or a substantial amount of the property or assets of either of the Company or its Subsidiaries, or of any of the Capital Stock or any other equity securities of the Company or its Subsidiaries (including by way of an initial public offering), or any merger, consolidation, business combination, liquidation, recapitalization, dissolution or similar transaction involving the Company or its Subsidiaries (collectively, "Sale Proposals") or any other transaction the consummation of that would or could reasonably be expected to impede, interfere with, prevent or materially delay the Contemplated Transactions or which that or could reasonably be expected to materially dilute the benefits to Buyer of the Contemplated Transactions. If any such written inquiries or Sale Proposals are received by, or any such information is requested in writing from or any such negotiations or discussions are sought to be initiated with the Company, its Subsidiaries or any of the Shareholders, then the Company and such Shareholders will promptly notify Buyer of the nature, terms and status of the foregoing and the identity of the inquiring party and provide Buyer with a copy of all written materials provided in connection with such Sale Proposal. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, none of the Company, its Subsidiaries or the Shareholders will accept any Sale Proposal from any person or entity other than Buyer.

         4.7 Phase II Environmental Studies. At any time prior to the Closing and for three years thereafter the Shareholders, at the Shareholder's sole cost and expense, may perform (or have performed) and deliver to Buyer prior to the Closing or thereafter, a Phase II Environmental Assessment (or for Covered Property located in France, an industrial site assessment) conducted by a third party environmental consultant acceptable to Buyer (an "Environmental Consultant") that demonstrates through soil and groundwater sampling that operations and events or activities at or near the Covered Property, by the Company and its Subsidiaries or by a third party, have not caused soil or groundwater contamination on or originating from the Covered Property (a "Phase II Environmental Assessment"). Prior to conducting the soil and groundwater sampling, the consultant will submit to Buyer, for Buyer's approval, a scope of work and work plan describing the proposed soil and groundwater testing to be conducted at the Covered Property and the criteria used to determine the areas to be tested and the laboratory analysis to be requested. Among other things, the groundwater testing should establish the direction of groundwater flow at the Covered Property. If each of such Phase II Environmental Assessments indicates that there are not any existing or contingent Environmental Liabilities that reasonably could be expected to cost the Company in excess of $50,000, individually or in the aggregate, then the delivery of such Phase II Environmental Surveys shall be deemed a "Clean Phase II Event" for purposes of this Agreement. In the event such Phase II Environmental Assessments are completed and their delivery to Buyer would not result in a Clean Phase II Event due to the existence of existing or contingent Environmental Liabilities that reasonably could be expected to cost the Company in excess of $50,000 (an "Unclean Event"), then the Shareholders may, at their option, cure or remedy such Unclean Event so that Phase II Environmental Assessments constituting a Clean Phase II Event may be delivered to Buyer. Prior to performing the procedures necessary to cure or remedy the Unclean Event, the Shareholders must first give written notice to Buyer of their intent to cure, the estimated cost to cure, which shall be set forth in a written good faith, bona fide estimate of an Environmental Consultant of the costs to perform the remediation or other clean-up procedures necessary to deliver the Phase II Environmental Assessments necessary for a Clean Phase II Event. Prior to the Closing, the costs of the Environmental Consultant shall be paid directly by the Shareholders. Following the Closing, the costs of the Environmental Consultant shall be paid from the Escrow Fund. If a Clean Phase II Event occurs prior to Closing, the Cash Consideration shall be increased by, and the Escrow Amount reduced by, $1,000,000. If the Clean Phase II Event occurs after Closing, then the Shareholders shall be entitled to receive a payment from the Escrow Fund equal to $1,000,000 less any amounts paid from the Escrow Fund to the Environmental Consultant or paid out relating to Environmental Claims.


                                   ARTICLE V

                                OTHER COVENANTS

         5.1     Further Actions.

                 (a) Upon the terms and subject to the conditions set forth in this Agreement each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. Each of Buyer, the Shareholders and the Company will use commercially reasonable efforts to cooperate with one another (i) in promptly determining whether any filings are required to be made or Governmental Authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any Legal Requirement or from any Governmental Body or third parties, including parties to loan agreements or other debt instruments or Contracts, in connection with the Contemplated Transactions and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approval, permits or authorizations.

                 (b) To the extent required by law, Buyer shall file promptly all reports or other documents required or requested by the FTC or Justice Department under the Act concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the Act shall expire as soon as practicable after the execution and delivery of this Agreement. Buyer shall furnish to Shareholders such information concerning Buyer as Shareholders need to perform their obligations under Section 4.4 of this Agreement and further agrees that all filing fees required to be paid pursuant to the Act will be paid by Buyer.

                 (c) To the extent permitted by its constituent documents and any applicable law, in the case of the Company and a non-Individual Shareholder, and to the extent permitted by applicable law, the Company and each Shareholder (except for Banc One and First Commerce) agrees to provide, and will cause its respective officers and employees to provide, all necessary cooperation in connection with the arrangement of Buyer's incurrence of any indebtedness (the "Borrowing") to be consummated contemporaneous with or at or after the Closing in respect of the Contemplated Transactions, including without limitation, the execution and delivery by the Company of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, consents, or other requested certificates or documents, provided that such execution and delivery of documents are contingent upon the closing of the Contemplated Transactions. In addition, in conjunction with the obtaining of any such financing, the Company agrees, and each Shareholder (other than Banc One and First Commerce) agrees to use its best efforts to cause the Company, at the request of Buyer, to call for prepayment or redemption, of the indebtedness of the Company specified on
Schedule 5.1(c) (the "Closing Date Retired Debt") provided that no such prepayment or redemption shall actually be made (other than to existing revolving credit lines) until contemporaneously with or after the Closing and provided that such call or notice is contingent upon the Closing. The Company and each Shareholder (except for Banc One and First Commerce) also agree to cooperate with Buyer and use their best efforts to assist Buyer in arranging for the repayment of all Closing Date Retired Debt and the release of any liens, financing statements and other Encumbrances relating thereto.

                 (d) The Company and the Shareholders (other than Banc One or First Commerce) agree to use their best efforts to cooperate with Buyer and to use their best efforts to assist Buyer's outside auditors, and to cause the Company's existing outside auditors (the "Company Auditors") to assist Buyer's outside auditors, in the preparation of any audited, unaudited, pro forma or other financial statements that may be reasonably requested by Buyer for filing with the Securities and Exchange Commission (the "Commission") in connection with any filings that may be made by Buyer under the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act") or pursuant to a private placement of the securities of Buyer in connection with the Contemplated Transactions, including in connection with any financing to be obtained by Buyer through the private or public debt or equity markets. The Company and the Shareholders (except for Banc One and First Commerce) also agree to use their best efforts to cause the Company Auditors to consent to the inclusion of their audit opinion in, and the reference to such auditors as experts in connection with, any filings that may be made by Buyer under the Securities Act or the Exchange Act or pursuant to a private placement of the securities of Buyer, including in connection with Buyer obtaining financing through the public debt or equity markets, in which Buyer is required to include audited financial statements of the Company as of and for the year ended December 31, 1996, and any prior dates or periods audited by the Company Auditors. In addition, the Company and the Shareholders (except for Banc One and First Commerce) agree to use their best efforts to cause the Company Auditors to provide a "comfort letter" or similar letter that may be reasonably requested by Buyer's placement agents or underwriters in connection with any financings in connection with the Contemplated Transactions. With respect to the foregoing, Buyer agrees to pay the reasonable fees and costs and expenses incurred by the Company Auditors in connection with providing such assistance. In the event the Company Auditors refuse to provide such assistance, or such assistance is not provided in a timely manner, then Buyer shall be entitled to cause its independent auditors to perform an audit of the Company as of and for the twelve months ended December 31, 1996, and any prior periods or dates, reasonably necessary so that such outside auditor can provide the consent or "comfort letter" requested of the Company Auditors pursuant to this Section 5.1(d). The fees and expenses of any audit and other procedures conducted by Buyer's outside auditors pursuant to the preceding sentence shall be borne entirely by the Shareholders.

         5.2 Transfer Taxes. The Shareholders shall each bear and pay when due all sales, use, transfer, stamp, conveyance, recording, value added or other Taxes (including any real property gains Tax and any Income Taxes) imposed by any taxing jurisdiction domestic or foreign, in respect of the Contemplated Transactions and all recording or filing fees, notarial fees and other similar costs of Closing with respect to this Agreement or the Contemplated Transactions and the Shareholders will at their own expense file all necessary Tax Returns and other documentation with respect to all such Taxes fees and costs. The Shareholders and Buyer shall cooperate in the preparation, execution and filing of any Tax Returns that may be required in connection with such Taxes, fees and costs.

         5.3 Best Efforts. Without the prior consent of the Shareholders, Buyer will not take any action that would cause or reasonably be expected to tend to cause the conditions to the obligations of the parties to the Agreement not to be fulfilled, including without limitation, taking or causing to be taken, or permitting or suffering to be taken, or to exist any action, condition or thing that would cause the representations and warranties made by the Buyer herein not to be true, complete and accurate as of the Closing.

         5.4 Public Announcements. Neither Buyer, on the one hand, nor the Shareholders and the Company, on the other hand, will issue any press release or public statement with respect to the Contemplated Transactions without the other party's prior written consent (which consent of each of Chaman Malhotra, Tommy Ramsay and Wind River shall be deemed consent for all Shareholders), which consent shall not be unreasonably withheld; provided, however, that the parties may make such disclosures as are required by law after making reasonable efforts in the circumstances to consult in advance with the other parties.

         5.5     Non-competition.

                 (a) For purposes of this Section 5.5 only, the definition of "Shareholder" shall exclude Banc One and First Commerce and James Brodie Pugh Trust, Robert Doddridge, Elaine Birkbeck, Twyla Schwieger, Olga Hoegg de Pugh, Charlie Pugh, Patty Pugh and R. J. Pugh. Each Shareholder acknowledges that pursuant to this Agreement that Buyer has purchased from the Shareholders the goodwill of the Company and that to induce Buyer to pay the Purchase Price for the Shares that the protection and maintenance of such goodwill constitutes a legitimate interest to be protected by the Company and Buyer by this covenant not to compete. Therefore, each Shareholder (separately from the other Shareholders) agrees that for the period (the "Noncompetition Period") commencing upon the date hereof and ending upon the third anniversary (the "Ending Date") of a date (the "Termination Date") that is the later to occur of
(i) the termination of the Shareholder's employment with the Company or (ii) the Closing Date, the Shareholder shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is engaged in business (the "Company's Business") related to (i) underbalanced drilling, air drilling, foam drilling, or mist drilling in the oil and gas, hydrocarbon or geothermal drilling and exploration industries, (ii) the compression and pipeline testing industries, or (iii) providing any other product or service currently provided or which the Company currently intends to provide in the future, in any case within North and South America, Europe, Africa, Asia, Australia or India, or within any other geographic area where the Company engages or proposes at the time of the Termination Date to engage in business (such entire geographic area is hereinafter referred to as the "Noncompetition Area"). Each Shareholder (separately from the other Shareholders) represents to the Company and the Buyer that the enforcement of the restriction contained in this Section 5.5 would not be unduly burdensome to such Shareholder. Each Shareholder further represents (severally from the other Shareholders) and acknowledges that such Shareholder has willingly entered into this agreement not to compete and is willing and able to compete in other geographical areas not prohibited by this
Section 5.5.

                 (b) Each Shareholder agrees that in addition to the application of the provisions set forth in Article IX, a breach or violation of this covenant not to compete by such Shareholder shall entitle the Company and Buyer, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company or Buyer may show itself justly entitled. Further, each Shareholder (separately from the other Shareholders) agrees that during any period in which such Shareholder is in breach of this covenant not to compete, the time period of this covenant as it applies to such Shareholder shall be extended for the amount of time that such Shareholder is in breach hereof.

                 (c) In addition to the restrictions set forth in paragraph (a) of this Section 5.5, each Shareholder (separately from the other Shareholders) agrees that for the Noncompetition Period such Shareholder will not, either directly or indirectly, (i) make known to any person, firm or corporation that is engaged in the Company's Business the names and addresses of any of the customers of the

Company, potential customers of the Company upon whom the Company has called upon in the 12-month period immediately preceding the Termination Date or contacts of the Company or any other information pertaining to such persons or
(ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the customers of the Company, whether for such Shareholder or for any other person, firm or corporation.

                 (d) Each Shareholder (separately from the other Shareholders) agrees that for the Noncompetition Period such Shareholder will not, either directly or indirectly, (i) solicit for employment or employ, or allow any corporation or business entity controlled directly or indirectly by or affiliated with such Shareholder to solicit for employment or employ, any person that at that time is, or at any time during the 12-month period immediately preceding the Termination Date was, an employee, consultant or agent of the Company or (ii) make known to any person, firm or corporation that is engaged in the Company's Business, or executive recruiting or search firms that have clients engaged in the Company's Business, the names of any person that at that time is, or at any time during the 12-month period immediately preceding the Termination Date was, an employee, consultant or agent of the Company.

                 (e)      The representations and covenants contained in this
Section 5.5 on the part of each Shareholder will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of any Shareholder against the Company or any officer, director, or other Shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of such Shareholder contained in this Section 5.5.

                 (f) If any Shareholder violates any covenant contained in this Section 5.5 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of each Shareholder contained in this Section 5.5 shall be deemed to have durations as specified above, which periods shall be extended as to the applicable Shareholder for the period commencing upon the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of such Shareholder in this Section 5.5 and ending upon the third anniversary of such date.

                 (g) The parties to this Agreement agree that the limitations contained in this Section 5.5 with respect to geographic area, duration, and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration, or scope of activity of any restriction contained in this Section 5.5 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

                 (h) In the event any Shareholder contests the validity or enforceability of any of the provisions of this Section 5.5, then such Shareholder hereby agrees to pay in a timely and prompt manner any and all legal fees and expenses incurred by the Company or Buyer from time to time as a result of such contesting party's contesting of the validity or enforceability of any provision in this Agreement; provided, however, the Company's or Buyer's, as applicable, fees and expenses shall not be paid by such Shareholder in the event no part of this Section 5.5 is ultimately deemed enforceable by a court of law or by settlement between the parties; and provided further, however, nothing contained in this Section 5.5 shall obligate the Company to pay any legal fees or expenses incurred by any Shareholder in connection with any litigation by the Company or Buyer against such Shareholder to enforce the terms of this Agreement against such Shareholder.

                 (i) Notwithstanding anything contained herein to the contrary, the provisions of this Section 5.5 are separate obligations of each Shareholder, and no Shareholder shall have any liability or obligation with respect to any other Shareholder's obligations or breach under this Section
5.5. Buyer shall have no right to claim Damages against Escrow Funds (as defined in the Escrow Agreement) for breach by any Shareholder of such Shareholder's obligations under this Section 5.5).

         5.6 Inability to Obtain Financing. In the event the Buyer's Board of Directors determines by a written Board resolution in its sole discretion that the Company has no reasonable possibility of obtaining the financing necessary to pay the Purchase Price, the Buyer shall as soon as is reasonably practicable notify the Company of such determination.

         5.7 Melodi Lane Lease. The Company shall, and the Shareholders who are members of Melodi Lane Investments L.L.C. shall cause Melodi Lane Investments L.L.C., to execute and deliver the Lease Amendment at the Closing.

         5.8 FIRPTA Certification. The Company shall deliver to the Buyer on or before the Closing Date (i) a statement that complies with the requirements of Section 1445(b)(3) of the Internal Revenue code of 1986, as amended, Treas. Reg. Section 1.1445-2(c)(3), and Treas. Reg. Section 1.897-2(h), and (ii) verification that the Company has mailed the aforementioned statement to the Internal Revenue Service within the requirements of Section Treas. Reg. 1.897-2(h)(2).


                                   ARTICLE VI

                            CONDITIONS PRECEDENT TO
                         OBLIGATIONS OF BUYER TO CLOSE

         The obligations of Buyer to consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part), and each of the Shareholders and the Company shall use their respective best efforts to cause such conditions to be fulfilled; provided, however, Buyer's election to proceed with the closing of the Contemplated Transactions shall not be deemed a waiver of any breach of any representation, warranty or covenant contained herein, whether or not known to Buyer or existing on the Closing Date:

         6.1 Accuracy of Representations. Each of the representations and warranties of Shareholders and the Company set forth in this Agreement shall have been true, complete and accurate in all material respects as of the date of this Agreement, and shall be true, complete and accurate in all material respects as of the Closing Date as if made on the Closing Date, disregarding all references in such representations and warranties to "material", "materially", "Material Adverse Change", "in all material respects" or similar exceptions, with only such exceptions as would not individually or in the aggregate have a Material Adverse Effect. The Company and the Shareholders shall have delivered to the Buyer certificates dated the Closing Date, and in the case of the Company or a non-Individual Shareholder, signed by their respective officers, and in all other cases, signed by the Shareholder, to the effect set forth above in this Section 6.1 as to the representations and warranties made by such Shareholder in this Agreement.

         6.2 Performance. Each of the covenants and obligations that the Company and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with. Each of the Company and the Shareholders shall have delivered to the Buyer certificates dated the Closing Date, and in the case of the Company or a non-Individual Shareholder signed by their respective officers, and in all other cases, signed by the Shareholder, to the effect set forth above in this Section 6.2 as to the covenants and obligation that such Shareholder is required to perform or comply with pursuant to this Agreement.

         6.3 No Proceedings. Since the date of this Agreement, no proceeding shall have been commenced or threatened by a third party (a) involving any challenge to, or seeking damages or other relief in connection with any of the Contemplated Transactions, (b) that could reasonably be expected to have the effect of preventing, delaying or restricting, making illegal, or otherwise interfering with, or diminishing the value to Buyer of, any of the Contemplated Transactions, or (c) that could reasonably be expected to have the effect, if adversely decided, of restricting or interfering with the business or operations of the Company or any of the Subsidiaries after Closing or to have a Material Adverse Effect.

         6.4 No Prohibition. No Legal Requirement or Order shall be in effect (or enacted, promulgated, passed, announced or proposed) that (a) prohibits, restricts or gives rise to a cause of action with respect to any of the Contemplated Transactions or (b) is not in effect on the date hereof, and restricts or interferes with the business or operations of the Company or any of the Subsidiaries after the Closing or could reasonably be expected to have a Material Adverse Effect.

         6.5 No Material Adverse Change. During the period from the date hereof through the Closing Date, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect.

         6.6 Employment Agreements. Employment Agreements shall have been duly executed and delivered by the Company and each of the individuals and with the salary amounts and option granting amounts for such individuals as listed on Schedule 6.6.

         6.7 Closing Documents. Buyer shall have received from the Company and the Shareholders such closing certificates, documents and opinions (including legal opinions which shall be substantially in the form attached hereto as Exhibit C) as Buyer and its counsel shall have reasonably requested including, without limitation, those certificates and documents to be delivered pursuant to Section 1.2(b).

         6.8 Non-Foreign Person Affidavit. Each Shareholder shall have delivered to the Company a duly executed affidavit in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(ii)(A) and a duly executed United States Internal Revenue Service Form W-9.

         6.9 Tax Sharing. Any Tax allocation or sharing agreements or arrangements to which the Company or any of its Subsidiaries is a party that include any person other than the Company or any of its Subsidiaries shall have been terminated as to the Company and each of its Subsidiaries, and any liability of the Company and its Subsidiaries thereunder shall have been canceled.

         6.10 FTC Notification. All required filings under the Act, if any, shall have been made and the required waiting period or periods thereunder shall have expired without governmental objection thereto.

         6.11 Financing. The Buyer shall have obtained financing upon terms and conditions acceptable to the Buyer in its sole discretion sufficient to consummate the Contemplated Transactions.

         6.12 Shareholders' Releases. Each Shareholder shall have delivered a Shareholders' Release in the form attached hereto as Exhibit E.

         6.13 Melodi Lane Lease. The Lease Amendment shall have executed and delivered by the applicable parties thereto.

         6.14 Other Agreements. The Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement. The Employment Agreements shall have been executed by the applicable employees.


                                  ARTICLE VII

                          CONDITIONS PRECEDENT TO THE
                          COMPANY'S, AND SHAREHOLDERS'
                              OBLIGATION TO CLOSE

         The obligation of the Company and the Shareholders to consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholders, in whole or in part), and Buyer shall use its best efforts to cause such conditions to be fulfilled; provided, however, the Company's and

Shareholders' election to proceed with the closing of the Contemplated Transactions shall not be deemed a waiver of any breach of any representation, warranty or covenant contained herein, whether or not known to the Shareholders or existing on the Closing Date:

         7.1 Accuracy of representations. Each of the representations and warranties of Buyer in this Agreement shall have been true, complete and accurate in all material respects as of the date of this Agreement and shall be true, complete and accurate in all material respects as of the Closing Date as if made on the Closing Date, disregarding all references in such representations and warranties to "materially", "Material Adverse Change", "Material Adverse Effect", "in all material respects" or similar expressions, with only such exceptions as would not individually or in the aggregate have a material adverse effect on Buyer. The Buyer shall have delivered to each of the Company and the Shareholders a certificate, dated the Closing Date and signed by an officer of the Buyer, to the effect set forth above in this Section 7.1.

         7.2 Performance. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been performed and complied with. The Buyer shall have delivered to each of the Company and the Shareholders a certificate, dated the Closing Date and signed by an officer of the Buyer, to the effect set forth above in this Section 7.2.

         7.3 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, contravene, or conflict with, or result in a violation of, or cause either of the Shareholders to suffer any adverse consequence under, any applicable Legal Requirement or Order which was not in effect or outstanding, as appropriate, prior to the date of this Agreement.

         7.4 Closing Documents. Buyer shall have delivered such closing certificates and opinions (including legal opinions which shall be substantially in the form attached hereto as Exhibit D) reasonably requested by the Shareholders and the Company and their respective counsel.

         7.5 Other Agreements. Buyer and the Escrow Agent shall have executed the Escrow Agreement.

         7.6 FTC Notification. All required filings under the Act, if any, shall have been made and the required waiting period or periods thereunder shall have expired without governmental objection thereto.

         7.7 Purchase Price. Buyer shall have remitted to the Shareholders the Cash Consideration and to the Preferred Shareholders the Preferred Purchase Price, and the Escrow Amount to the Escrow Agent, each in accordance with
Section 1.1(a) hereof.

         7.8 No Proceedings. Since the date of this Agreement, no proceeding shall have been commenced or threatened by a third party (a) involving any challenge to, or seeking damages or other relief in connection with any of the Contemplated Transactions, or (b) that could reasonably be expected to have the effect of preventing, delaying, restricting, making illegal, or otherwise interfering with or diminishing the value to the Shareholders of, any of the Contemplated Transactions.

         7.9 Melodi Lane Lease. The applicable parties shall have executed and delivered the Lease Amendment.

         7.10 Arnold Guaranty. Wells Fargo shall have agreed to release the Arnold Guaranty.

         7.11 Malhotra Account. Wells Fargo Bank, N.A., shall have agreed to release the Malhotra Blocked Investment Account.

         7.12 Closing Date Retired Debt. The Closing Date Retired Debt, other than the debt to Wells Fargo Bank, N.A., which may be repaid at the option of the Buyer, shall have been paid in full.


                                  ARTICLE VIII

                                  TERMINATION

         8.1 Termination Events. This Agreement may, by written notice given prior to the Closing, be terminated:

                          (i) by Buyer, if a material breach of any of the representations, warranties or covenants of the Shareholders or the Company set forth in this Agreement has been committed and such breach has not been (A) waived by Buyer or (B) cured by the Shareholders or the Company within ten (10) days after their receipt of written notice thereof from Buyer;

                          (ii) by the Shareholders, if a material breach of any of the representations, warranties, or covenants of Buyer set forth in this Agreement has been committed by Buyer and such breach has not been (A) waived by the Shareholders or (B) cured by Buyer within ten (10) days after their receipt of written notice thereof from the Shareholders;

                          (iii) by Buyer, if any of the conditions in Article VI has not been satisfied and if satisfaction of such condition is or becomes in the reasonable opinion of Buyer impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                          (iv) by the Shareholders, upon receipt of the notice contemplated by Section 5.6, or if any of the conditions in
         Article VII has not been satisfied and if satisfaction of such condition is or becomes impossible (other than through the failure of the Company or the Shareholders to comply with their obligations under this Agreement) and the Shareholders have not waived such condition on or before the Closing Date;

                          (v)     by mutual consent of Buyer and the
         Shareholders;

                          (vi) by Buyer if, during the period commencing on the date hereof and ending on the Closing Date, there shall have occurred any material adverse change in the operations, condition (financial or other), assets, prospects, results of operations or business of the Company; or

                          (vii) by either Buyer or the Shareholders, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on the date (the "Drop Dead Date") that is on or before the later of (i) May 31, 1997 or (ii) 3 business days following termination of any required approvals or termination waiting period under the Act, but only so long as Buyer has used its best efforts to obtain such approval or termination of waiting period as soon as is reasonably practicable, or such later date as the parties may agree upon in writing.

         8.2 Effect of Termination. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereto except for the obligations to pay expenses under Sections 4.7, and the obligations under 5.1, 5.3, 10.1, 10.2, 10.3, 10.6, and 10.10, which shall survive such termination; provided, however, that termination pursuant to
Section 8.1 (other than clause (v) thereof) shall not relieve the defaulting or breaching party hereunder from any liability to the other party hereto resulting from the default or breach hereunder of such defaulting or breaching party occurring prior to the date of termination; provided that, if Buyer has not removed the condition in Section 6.11 by delivering notice at least two business days prior to the Drop Dead Date of such removal to each of Chaman Malhotra, Tommy Ramsay and Wind River, which shall be deemed notice to all Shareholders, the Buyer shall have no right to claim a breach or default by any Shareholder.


                                   ARTICLE IX

                           INDEMNIFICATION; REMEDIES

         9.1     Survival. Subject to the limitations set forth in Section 9.4,
9.6 and 9.7 all representations, warranties, covenants, and obligations in this Agreement, the Schedules and any supplements to the Schedules will survive the Closing and any investigation by the parties hereto or their representatives.

         9.2     Indemnification and Reimbursement by the Shareholders.

                 (a)      Subject to the limitations set forth in Sections 9.4,
9.6 and 9.7 from and after the Closing, the Shareholders will jointly and severally indemnify, defend and hold harmless Buyer, its affiliates (including, without limitation the Company) and their respective officers, directors, shareholders, successors and permitted transferees and assigns (each, a "Buyer Indemnitee") from and against, and will reimburse such parties for, any Damages (as defined in Section 9.2(b)) actually suffered, incurred or realized by such party arising directly or indirectly from any of the following (except for breaches of any representation or warranty or covenant of a shareholder contained in Sections 2.26 and 5.5 hereof, for which the other Shareholders shall not be jointly liable):

                          (i) any breach of any representation or warranty (it being understood that for all purposes of this Article IX, any such representation or warranty shall be interpreted without giving effect to the word "materially", "Material Adverse Change", "Material Adverse Effect", "in all material respects", or "material") made by the Shareholders or Preferred Shareholders or the Company in this Agreement, the Schedules or any supplements to the Schedules, the Exhibits hereto, when executed, or certificates delivered to the Buyer in connection with this Agreement;

                          (ii) any breach by the Shareholders or the Company of any covenant or obligation of the Shareholders or the Company in this Agreement (including, without limitation, the obligations to pay expenses set forth in Section 10.1), the Exhibits hereto, when executed, or certificates delivered to the Buyer in connection with this Agreement;

                          (iii)   (A)      Taxes of the Company and its
         Subsidiaries with respect to any Tax period or portion of a period ended on or before the Closing Date to the extent that the amount of such Taxes exceeds the amount of the specific accrual and reserve for such Taxes (other than any accrual or reserve for deferred Taxes) on the Closing Balance Sheet; and

                                  (B)      without duplication, Taxes assessed
         against the Company or any of its Subsidiaries under Code Section 6901 or Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law) or as a transferee or successor, by contract, or otherwise.

                          In the case of any Tax that relates to any taxable period of the Business that begins on or before the Closing Date but does not end on or before the Closing Date (a "Straddle Period"), the portion of such Tax attributable to the Company for each of the Pre-Closing Period and the Post-Closing Period shall be determined as follows:

                                        (1)     In the case of any franchise or
                 similar Tax that is not based upon or measured by net income and any ad valorem Tax, the portion attributable to the Pre-Closing Period shall be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period. The amount of such Tax remaining after subtracting the portion attributable to the Pre-Closing Period (as determined in accordance with the preceding sentence) is the amount of such Tax attributable to the Post-Closing Period.

                                        (2)     In the case of any such Tax not
                 described in the preceding paragraph, the portion attributable to the Pre-Closing Period shall be determined on the basis of an interim closing of the books as of and including the Closing Date in accordance with the next two sentences. For purposes of this Section 9.2(a)(iii), the liability for such Tax with respect to the Pre-Closing Period shall be the product of (x) such Tax for the entire taxable period, multiplied by (y) a fraction, the numerator of which is the hypothetical Tax for such Pre-Closing Period (determined on the basis of such interim closing of the books, without annualization) and the denominator of which is the sum of such numerator plus the hypothetical Tax for the Post-Closing Period (determined on the basis of such interim closing of the books, without annualization). The hypothetical Tax for any period shall in no case be less than zero. The amount of such Tax remaining after subtracting the portion attributable to the Pre-Closing Period (as determined in accordance with the preceding provisions of this Section 9.2(a)(iii)) is the amount of such Tax attributable to the Post-Closing Period.

                          (iv) all Environmental Liabilities, whenever incurred, based upon, arising from or related to any conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions occurring or existing on or prior to the Closing Date at, on, under, about, or within any Covered Property regardless of whether such Environmental Liabilities are known, unknown, disclosed, undisclosed, fixed or contingent, or whether such Environmental Liabilities relate to on-site or off-site Environmental Conditions, including without limitation any such Environmental Liabilities arising from the use, storage, handling, treatment, disposal, generation, transportation or release of any Hazardous Substances on or prior to the Closing Date.

The amount of any Damages for which indemnification is provided under this
Section 9.2(a) shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized, in a tax return of the Buyer with respect to a tax period which ends on or before the Buyer's tax year which includes May 31, 2000, by the Indemnified Party arising from the incurrence or payment of any such Damage. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage. Any indemnification payment hereunder shall initially be made without regard to this Section 9.2(a) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this

Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Damage, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and payments between Shareholder and Buyer, to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income tax purposes. In addition, the amount which an Indemnified Party shall be entitled to receive as indemnity payment for Damages under this Section 9.2(a) shall be net of any actual insurance recovery paid to the Indemnified Party on account of such Damages from an unaffiliated third party.

                 (b) As used in this Agreement, the term "Damages" shall mean any claims, liabilities, diminutions in value, obligations, losses, damages (including, without limitation, any actual or punitive damages under any statutory laws, common law causes of action, contractual obligations or otherwise, Environmental Liabilities, and damages (i) to third parties for personal injury or property damage or (ii) to natural resources), deficiencies, assessments, Encumbrances, judgments or causes of action, fines, penalties, Taxes (including Taxes, if any, arising from or related to receipt of indemnity payments by the Indemnified Party hereunder), costs, expenses (including, without limitation, attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation claim, action, suit or other proceeding or demand related to the foregoing and enforcing any indemnification Claim pursuant to this Article 9).

                 (c) From and after the Closing, each Shareholder hereby waives any right to seek contribution or other recovery from the Company in connection with any claim for indemnification for Damages asserted by or on behalf of any Buyer Indemnitee pursuant to Section 9.2.

         9.3 Indemnification and Reimbursement by Buyer. From and after the Closing, Buyer will indemnify, defend and hold harmless the Shareholders, their affiliates and their respective officers, directors, shareholders, successors and permitted transferees and assigns from and against, and will reimburse such parties for, any Damages arising directly or indirectly from any of the following:

                          (i) any breach of any representation or warranty made by Buyer in this Agreement, the Schedules or any supplements to Schedules, the Exhibits hereto, when executed, or certificate delivered to the Shareholders in connection with this Agreement; and

                          (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, the Exhibits hereto, when executed, or certificate delivered to the Shareholders in connection with this Agreement.

         9.4 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto shall terminate on the third anniversary of the Closing Date except with respect to the representations and warranties and covenants contained in Section 5.5 which shall survive for the applicable statute of limitations; provided, however, that with respect to any actual or potential Damages as to which the Indemnifying Party (as defined in Section 9.5(a)) has received notice pursuant to Section 9.5(a) and the Escrow Agreement (as applicable) on or prior to the applicable period specified in this Section 9.4, such indemnification obligations shall survive without limitation as to time, irrespective of whether such Damages are incurred or expended in whole or in part subsequent to the applicable termination date. Notwithstanding the foregoing, upon the occurrence of a Clean Phase II Event, the representations and warranties contained in Section 2.18 and the indemnification obligations contained in Section 9.2(a)(iv) shall terminate immediately.

         9.5     Procedure for Indemnification; Deferred Consideration Set-Off.

                 (a) Notice of any claim, demand, or other event that may give rise to a Claim (as defined below), including a Third-Party Claim (as defined below) by a party, (the "Indemnified Party") for indemnification provided for under this Agreement shall be made by written notice to the indemnifying party (the "Indemnifying Party"), which notice shall include in reasonable detail the nature of such Claim (to the extent known), and in the case of a Third-Party Claim (as defined below), shall be delivered within 60 business days (for purposes of this Agreement, "business day" shall mean any holiday except a Saturday or Sunday or day for which commercial banks in Houston, Texas are generally closed for business) after receipt by such Indemnified Party of written notice of the claim, demand or other event which may give rise to such Third-Party Claim; provided, however that failure to give notification of a claim, demand or other event shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to any Third-Party Claim; provided, however, that failure to provide copies of such notices and documents (including court papers) shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. For Claims being made by the Buyer under the Escrow Agreement, notice or delivery of documents to the Shareholder Representative (as defined in the Escrow Agreement) shall be deemed to be sufficient notice or delivery under this Section 9.5(a).

                 (b) Any proposed claim (a "Claim") for indemnification provided for under this Agreement including any claim for indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, Governmental Body or other entity (a "Third-Party Claim") shall be conclusive and binding unless, within 30 days after delivery to the Indemnifying Party of the written notice of such Claim, the Indemnifying Party shall deliver a written statement of specific objections thereto to the Indemnified Party. If any differences are resolved by agreement of the Indemnifying Party and the Indemnified Party within 45 days after the delivery of the statement of objections to the Indemnified Party (the "Resolution Period"), then the agreed amount of such indemnity payment shall be conclusive and binding. If any differences are not resolved by agreement of the Indemnifying Party and the Indemnified Party within the Resolution Period, such differences shall be submitted (except in the event all or a portion of the Claim is being presented for payment from the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement, in which case any arbitration will be held in abeyance in accordance with the second paragraph of Section 6 of the Escrow Agreement, if applicable) by the Indemnifying Party and/or the Indemnified Party to the American Arbitration Association for the appointment (in the absence of agreement by the parties as to such appointment) of a single arbitrator to resolve the dispute. The decision of the arbitrator shall be set forth in a written report delivered to the Indemnifying Party and the Indemnified Party and shall be conclusive and binding on the Indemnifying Party and the Indemnified Party. The dispute shall be settled by arbitration in Houston, Texas. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14 (the "Arbitration Act"). The parties hereto agree that pursuant to Section 9 of the Arbitration Act that a judgment of the United States District Court for the Southern District of Texas, or another court of competent jurisdiction shall be
entered on the award pursuant to the arbitration.   The fees, costs and
expenses of the arbitrator shall be borne by the Indemnifying Party and the Indemnified Party in inverse proportion as they may prevail on matters resolved by the arbitrator, which proportionate allocation shall be determined by the arbitrator at the time the determination is rendered by the arbitrator on the merits of the matters submitted.

                 (c) The Company shall take exclusive control over all matters relating to any Third-Party Claim. Each of the Indemnified Party and the Indemnifying Party shall have the right, at its option and its own expense, to be represented by counsel of its choice and to participate in the defense, negotiation and/or settlement of the Third-Party Claim. Counsel employed by the Indemnified Party or Indemnifying Party, as applicable, shall act in an advisory capacity only with respect to the defense provided by the Company. The Company shall in good faith defend each such claim with counsel selected by the Company and reasonably acceptable to the Indemnified Party and the Indemnifying Party. The Company shall keep the Indemnified Party and the Indemnifying Party fully informed at all times of the status of the Third-Party Claim. The Company, the Indemnifying Party and the Indemnified Party shall cooperate in order to insure the proper and adequate defense of the Third-Party Claim which assistance shall include, without limitation, making available to the other party all pertinent information under its control as to the claim and making appropriate personnel reasonably available for any discovery or trial. The Company shall notify the Indemnified Party and the Indemnifying Party prior to settling or compromising any Third-Party Claim.

                 (d) The Indemnifying Party shall provide indemnity payments for any applicable Damages to the Indemnified Party, upon demand, except that in the case the Indemnified Party is Buyer, indemnity payments shall be paid pursuant to the Escrow Agreement; provided, however, (i) with respect to Claims relating to the representations, warranties and covenants relating to payment of expenses and costs contained in Section 4.7, 5.1 or 10.1, the Buyer may elect to receive indemnity payments, and shall receive indemnity payments in the case of Damages relating to breaches of the representations, warranties and covenants contained in Section 5.5, by certified or cashier's check from the applicable Shareholder. If any Shareholder shall at any time owe or otherwise become liable to Buyer for any amount, in addition to Buyer's or the Company's other rights hereunder, at law or in equity, Buyer and the Company shall have the right to offset any such amount against any amount held by or owed to Buyer or the Company for the account of or by any of the Shareholders.

         9.6 Limitations on Amount of Liability. No Shareholder shall have liability to any Buyer Indemnitee pursuant to Section 9.2(a) until the total aggregate amount of all Damages with respect to all Claims arising under
Section 9.2(a) exceeds $400,000.00 (the "Basket Amount"); provided, however, the "Basket" limitation shall not apply with respect to the Shareholders' representations, warranties and covenants contained in Sections 2.11, 2.12, 2.18, 4.7, 5.1, 5.5, 9.2(a)(iii), 9.2(a)(iv) or 10.1. Once the total aggregate amount of all such Damages exceeds the Basket Amount, the Shareholders shall be obligated to the Buyer Indemnities for any and all such Damages without regard to or deduction of the Basket Amount. However, notwithstanding anything contained herein to the contrary, the total liability of any Shareholder to the Buyer Indemnitees pursuant to Section 9.2(a) shall not exceed the Escrow Fund; provided, however, this limitation shall not apply to Damages with respect to Claims related to Shareholders' representations, warranties and covenants contained in Section 4.7, 5.1, 5.5 or 10.1.

         9.7 General Limitations on Liability. Buyer hereby acknowledges and agrees that notwithstanding anything contained herein or in any certificate, document, instrument or agreement delivered pursuant hereto or in any way related to the Contemplated Transactions (collectively, the "Transactions Documents"), no Shareholder shall have any liability or obligation of any nature for any breach or violation by any other Shareholder or the Company of any representation, warranty, covenant, commitment, indemnity or other obligation or agreement of any nature contained herein or in any other Transaction Document beyond the interest of such Shareholder in amounts on deposit in the Escrow Fund, and in the event of any such breach or default, Buyer's sole recourse to such Shareholders shall be limited to amounts in the Escrow Fund. In the event of any conflict between this section 9.7 and the provisions of any other Transaction Document, this Section 9.7 shall control. Notwithstanding the foregoing, this limitation shall not apply to any Shareholder's (other than Banc One or First Commerce) representations, warranties and covenants contained in Sections 4.7, 5.1, 5.5 or 10.1.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of all their respective counsel and representatives. The Shareholders shall be solely liable and responsible for any fees or expenses owed to the individuals or entities listed on Schedule 2.19 and Buyer shall be solely liable and responsible for any fees and expenses owed to the individuals or entities listed on Schedule 3.4. Simultaneous with the agreement to the Closing Balance Sheet as provided in Section 1.3, the Shareholders shall reimburse the Company and its Subsidiaries for all expenses incurred by the Company and its Subsidiaries in connection with this Agreement and the Contemplated Transactions, including any professional or other expenses incurred in connection with or relating to the negotiation and settlement of the liabilities listed in Section 1.2(b)(ii)(A).

         10.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered, if delivered by hand (with written confirmation of receipt) or sent by telecopy (with telephone confirmation of receipt), (b) three days after deposited in the mails, if sent via certified mail, with return receipt requested, or (c) one day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

         If to the Shareholders, to the names and addresses as set forth on
Schedule 10.2:

         If to Buyer:             Dailey Petroleum Services Corp.
                                  One Lawrence Center
                                  P.O. Box 1863
                                  Conroe, Texas 77305
                                  Attention:  General Counsel

         with a copy to:          Fulbright & Jaworski L.L.P.
                                  1301 McKinney, Suite 5100
                                  Houston, Texas 77010-3095
                                  Attention:  Robert F. Gray, Jr.

         10.3 Jurisdiction; Service of Process. Any suit, action or other proceeding seeking to enforce any provision of, or based upon any right arising out of, in connection or in any way relating to, this Agreement shall be brought only in the United States District Court for the Eastern District of Texas or, if such court does not have subject matter jurisdiction, the District Court of the State of Texas, County of Harris. Each party hereby irrevocably consents and submits to the jurisdiction and venue of such courts, and irrevocably waives any objection which it may now or hereafter he to the venue of any suit, action or proceeding brought in such courts and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum and lack of jurisdiction.

         10.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         10.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. Without limiting the generality of the foregoing, absent a waiver in writing as aforesaid, the parties hereto shall not by proceeding with the Closing be deemed to have waived any breach of any representation and warranty or covenant by the other parties hereto even if it had knowledge of such breach prior to the Closing.

         10.6 Entire Agreement and Modification. Except as set forth in the final sentence of this Section 10.6, this Agreement (including the Exhibits and Schedules hereto) supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. Notwithstanding the foregoing, the terms and conditions and obligations of the respective parties hereto contained in that Letter Agreement dated October 30, 1997, by and between Buyer and Quest Capital Corp. shall survive the execution of this Agreement, except to the extent the parties are required to disclose information related to this Agreement or the Contemplated Transactions (i) in filings with the FTC or Justice Department or (ii) pursuant to the disclosure requirements contained in the Securities Act or Exchange Act, whether by press release, in a private placement memorandum, or otherwise.

         10.7 Assignments, Successors, and No Third-Party Rights. None of the parties may assign any of their respective rights under this Agreement without the prior consent of the other parties, provided, however, that no consent shall be required of Buyer or the Company to assign its rights and delegate its duties hereunder, in whole or in part, to one or more of its affiliates or pledge and assign its rights hereunder to the financial institutions providing financing to the Company in connection with the Contemplated Transactions, as security for the Company's obligations to such institutions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties. Except as provided in this Section 10.7, nothing in this Agreement, express or implied, is intended to or shall confer on, any person other than any of the parties hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, assigns, heirs, executors, and personal representatives.

         10.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         10.9 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         10.10 Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Texas without regard to its principles pertaining to conflict of laws.

         10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         10.12 Construction. The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all of the parties hereto. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise (i) the singular shall mean the plural, the plural shall mean the singular and the use of any gender shall include all genders; and all references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly and severally as though each were named wherever the applicable defined term is used; (ii) all references to "Articles" and "Sections" shall be deemed to refer to the provisions of this Agreement and all references to "Schedules" and "Exhibits" shall be deemed to refer to the schedules and exhibits annexed to this Agreement; (iii) all references to time herein shall mean Central Standard Time or Central Daylight Time, as then in effect; and (iv) all references to sections, subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation, statute or treaty, shall be deemed to include successor, amended, renumbered and replacement provisions thereof through the Closing Date.



                       SIGNATURES BEGIN ON THE NEXT PAGE

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


"BUYER"                                    DAILEY PETROLEUM SERVICES CORP.



                                           By: /s/ James F. Farr
                                               --------------------------------
                                                   James F. Farr
                                                   President and Chief
                                                   Executive Officer


"COMPANY"                                  AIR DRILLING INTERNATIONAL, INC.



                                           By: /s/ Robert W. Espy III
                                               --------------------------------
                                                   Name:  Robert W. Espy III
                                                        -----------------------
                                                   Title:  Vice President
                                                         ----------------------


"SHAREHOLDERS"


                                           /s/ Chaman Malhotra
                                           ------------------------------------
                                                      Chaman Malhotra


                                           JAMES BRODIE PUGH REVOCABLE TRUST



                                           By: /s/ J.B. Pugh
                                               --------------------------------
                                                   Name:  J.B. Pugh
                                                        -----------------------
                                                   Title:  Shareholder
                                                         ----------------------



                                           /s/ Tommy D. Ramsay
                                           ------------------------------------
                                                       Tommy D. Ramsay

                                           /s/ Robert Doddridge
                                           ------------------------------------
                                                      Robert Doddridge



                                           /s/ Mark Gerner
                                           ------------------------------------
                                                        Mark Gerner



                                           /s/ Don Wells
                                           ------------------------------------
                                                         Don Wells



                                           /s/ Roberto Rodrigano
                                           ------------------------------------
                                                      Roberto Rodrigano



                                           /s/ Gordon Yeo
                                           ------------------------------------
                                                          Gordon Yeo



                                           /s/ Douglas Crow
                                           ------------------------------------
                                                         Douglas Crow



                                           /s/ Ignatius Sluys
                                           ------------------------------------
                                                        Ignatius Sluys



                                           /s/ Elaine Birkbeck
                                           ------------------------------------
                                                        Elaine Birkbeck

                                           /s/ Twyla Schwieger
                                           ------------------------------------
                                                      Twyla Schwieger



                                           /s/ Olga Hoegg de Pugh
                                           ------------------------------------
                                                     Olga Hoegg de Pugh



                                           /s/ Charles Pugh
                                           ------------------------------------
                                                        Charles Pugh



                                           /s/ Patty Pugh
                                           ------------------------------------
                                                         Patty Pugh



                                           /s/ R. J. Pugh
                                           ------------------------------------
                                                         R. J. Pugh


                                           MALHOTRA ENTERPRISES LTD.



                                           By: /s/ Tommy D. Ramsay
                                               --------------------------------
                                                   Name:  Tommy D. Ramsay
                                                        -----------------------
                                                   Title:  Vice President
                                                         ----------------------


                                           WIND RIVER ASSOCIATES, L.L.C.



                                           By: /s/ Robert W. Espy III
                                               --------------------------------
                                                   Name:  Robert W. Espy III
                                                        -----------------------
                                                   Title:  Member Manager
                                                         ----------------------

                                           BANC ONE CAPITAL PARTNERS L.P.

                                           By: BOCP Corporation
                                               General Partner


                                               By:  /s/ Suzanne B. Kriscunas
                                                    ---------------------------
                                                        Suzanne B. Kriscunas,
                                                          Authorized Signer


                                           FIRST COMMERCE CAPITAL, INC.



                                           By: /s/ Paul F. Giffin
                                               --------------------------------
                                                        Paul F. Giffin,
                                                    Senior Vice President